EXHIBIT 2.1
EXECUTION VERSION
ASSET PURCHASE AGREEMENT
by and between
XL FOODS INC.
(as Buyer)
and
SWIFT BEEF COMPANY
(as Seller)

Dated as of April 12, 2006

		Page
Section 12.7	Assignment	53
Section 12.8	Counterparts	53
Section 12.9	Bulk Sales Law	53
Section 12.10	Director and Officer Liability	53
Section 12.11	Disclosure Generally	53
Section 12.12	Rules of Construction	54
Exhibits:
Exhibit A — Form of Special Warranty Deed
Exhibit B — Form of Assumption Agreement
Exhibit C — Form of Bill of Sale
Exhibit D — Form of Patent License Agreement
Exhibit E — Form of Supply Agreement
Exhibit F — Form of Trademark Assignment
Exhibit G — Form of Transition Services Agreement
Schedules:

Schedule 2.2(b)	-	Excluded Equipment
Schedule 4.3	-	Required Filings and Consents
Schedule 4.4(a)	-	Omaha Financial Statements
Schedule 4.4(b)	-	Nampa Financial Statements
Schedule 4.4(c)	-	Liabilities
Schedule 4.4(d)	-	Conduct of Business
Schedule 4.5(a)	-	Liens and Sufficiency of Transferred Assets
Schedule 4.5(b)	-	Owned Real Property
Schedule 4.5(c)	-	Proceedings Regarding Owned Real Property
Schedule 4.5(e)	-	Contracts Regarding Owned Real Property
Schedule 4.5(f)	-	Condition of Owned Real Property
Schedule 4.6	-	Material Contracts
Schedule 4.7	-	Compliance with Law and Permits
Schedule 4.8	-	Litigation
Schedule 4.9	-	Taxes
Schedule 4.11	-	Environmental Matters
Schedule 4.12	-	Collective Bargaining Matters
Schedule 4.13(a)	-	Business Employees
Schedule 4.13(c)	-	Business Employee Litigation
Schedule 4.13(d)	-	Business Employee Terminations
Schedule 4.13(e)	-	Independent Consultants and Contractors
Schedule 4.14	-	Equipment
Schedule 4.16	-	Insurance
Schedule 4.17(b)	-	Conflicts of Interest
Schedule 4.18	-	Product Recalls and Withdrawals
Schedule 4.19	-	ERISA
Schedule 7.4	-	Seller Employee Benefit Plans
Schedule 11.3(d)	-	“Mothball” Practices

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 12, 2006, by and between Swift Beef Company, a Delaware corporation (“Seller”), and XL Foods Inc., a Canadian corporation (“Buyer”).
     WHEREAS, Seller has been or is currently engaged in the business of processing non-fed cattle at (1) its Omaha, Nebraska facility (the “Omaha Business”) and (2), prior to August 5, 2005 (the “Nampa Closure Date”), its Nampa, Idaho facility (the “Nampa Business” and, together with the Omaha Business, the “Business”); and
     WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and assume from Seller, all of Seller’s right, title and interest in and to certain assets and/or right to use certain assets of the Business, all as more specifically provided herein.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Seller and Buyer hereby agree as follows:
ARTICLE 1
DEFINED TERMS
     Section 1.1 Definitions. The following terms used in this Agreement shall have the meanings indicated below unless the context otherwise indicates:
     “Accounts Receivable” shall mean all accounts and notes receivable (whether current or noncurrent) of the Business, including the customer accounts receivable and any other rights to receive payments, including all trade accounts receivable representing amounts receivable in respect of goods and products shipped or services rendered in connection with the Business, together with the full benefit of all securities of such accounts or debts.
     “Affiliate” shall mean, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
     “Business Day” shall mean any day on which banks are open for business in New York City, other than Saturday or Sunday.
     “Business Employee” shall mean (a) each individual set forth on Schedule 4.13(a) and (b) any individual who is as of the date of this Agreement or who will be at the Effective Time an employee of Seller and devotes all of his or her time exclusively to the Omaha Business or the Nampa Business.
     “COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Code §4980B and any similar state Law.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement, dated December 2, 2005, entered into between Buyer and Swift & Company, a Delaware corporation and parent of Seller.
     “Employee Benefit Plans” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of Seller or any member of the ERISA Group maintained by any such entity or as to which any such entity has any liability.
     “Environmental Laws” means all applicable civil and criminal Laws, directives or common law relating to pollution or protection of the environment, natural resources or human health and safety, including Laws relating to noise, Releases or threatened Releases of Hazardous Substances (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances, including, but not limited to: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. §§ 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. §§ 1201 et seq.; any similar Laws of the States of Nebraska or Idaho or of any other Governmental Entity having jurisdiction over any site at which the Business is located or otherwise applicable to the Business or its owners or operators; and regulations implementing the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “GAAP” shall mean United States generally accepted accounting principles consistently applied and maintained throughout the applicable periods.
     “Governmental Entity” shall mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self regulatory organization, commission, board, bureau, arbitration panel, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
     “Hazardous Substance” shall mean any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct or any other material or article, that is listed or regulated under applicable Environmental Laws as a “hazardous,” or “toxic” substance or waste, or as a “contaminant,” or is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the environment; including petroleum products, asbestos, and urea formaldehyde foam insulation.
     “Knowledge” shall mean, (a) with respect to Seller, the actual knowledge of Roger Colonnese, Warren Mirtsching, Doug Pagelar, Mike Rempe, Doug Schult, Bill Trupkiewicz, Scott Vuchetich and Don Wiseman, together with such additional knowledge as would be acquired by any of such Persons, acting as a reasonable person upon conducting reasonable inquiry concerning the subject matter in question and (b) with respect to Buyer, the actual knowledge of Patrick Bieleny and Brian Nilsson, together with such additional knowledge as would be acquired by any of such Persons, acting as a reasonable person upon conducting reasonable inquiry concerning the subject matter in question.
     “Law” shall mean any statute, law, rule, regulation, order, ordinance, judgment or decree of any Governmental Entity.
     “Liabilities” shall mean any and all losses, claims, charges, debts, demands, actions, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, covenants, controversies, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, action, threatened or contemplated action (including the costs and expenses of demands, assessments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions) of any Governmental Entity or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement.
     “Lien” shall mean any mortgage, deed of trust, pledge, lien, claim, charge, security interest, restriction, lease tenancy, other possessory interest, right of purchase, conditional sales obligation or other encumbrance of any kind.
     “Material Adverse Effect” shall mean any result, change, event or effect that individually or in the aggregate (a) is materially adverse to the business, operations, physical or financial condition or results of operations of the Business or (b) would materially impair the ability of Seller to perform its obligations under this Agreement or prevent the consummation of the transactions contemplated by this Agreement, in the case of each of clause (a) and (b), excluding any changes in economic or regulatory conditions affecting any segment of the industries in which the Business operates and changes in general economic, regulatory or political conditions, including, without limitation, acts of war or terrorism (except for any changes which, individually or in the aggregate, disproportionately affect the business, financial condition or results of operations of the Business in any material respect as compared to other participants in any segment of the industries in which the Business operates).

     “Permitted Liens” shall mean the following: (a) liens for Taxes, assessments or governmental charges or levies not yet due and payable or delinquent or those being diligently contested in good faith and payable; (b) statutory liens of carriers, warehousemen, mechanics, materialmans’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business for amounts which are not due and payable; (c) easements, restrictive covenants, rights of way and other similar restrictions of records that do not materially adversely affect the use of the property subject thereto; (d) zoning, building and other similar restrictions; (e) encumbrances, encroachments and other minor imperfections of title (whether or not of record) that do not materially adversely affect the use of the property subject thereto; (f) Liens described on Part I of Schedule 4.5(a) to the extent that such Liens described in this clause (f) are released in full at or prior to Closing; and (g) Liens that are disclosed in the Title Commitment which Buyer does not object to in writing to Seller within ten Business Days after receipt of the Title Commitment.
     “Person” shall mean any individual, estate, firm, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization, Governmental Entity or other entity.
     “Release” shall mean any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata) of any Hazardous Substance, including the burial, abandonment or discarding of Hazardous Substances in barrels, drums or other containers.
     “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, payroll, employment, excise, stamp, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, imposed by any Governmental Entity, including any interest, penalty or addition thereto.
     “Taxing Authority” shall mean any Governmental Entity exercising any taxing authority or tax regulatory authority.
     “Title Company” shall mean Chicago Title Insurance Company.
     “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as amended and similar state acts having application.
     Section 1.2 Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Terms	Section
Accrued Employee Obligations Calculation	3.4(b)
Agreement	Preamble
Allocation Date	3.5
Ancillary Documents	3.3(i)

Terms	Section
Assumed Contracts	2.1(a)(iv)
Assumed Employment Obligations	2.3(a)(ii)
Assumed Liabilities	2.3(a)
Assumption Agreement	3.2(b)
Balance Sheets	4.4(b)
Business	Recitals
Buyer	Preamble
Buyer Ancillary Documents	3.3(i)
Buyer Closing Certificate	8.3(a)
Buyer Indemnified Parties	10.1(a)
Buyer’s Accounts Receivable	6.17
By-Products Agreement	6.9
Casualty	3.6(d)
Casualty Estimate	3.6(d)
Closing	3.1
Closing Date	3.1
Closing Date Payment Amount	2.4
COBRA Liabilities	7.6
Collateral Source	10.5(c)
Commitment Letters	5.5
Condemnation Estimate	3.6(c)
Confidential Information	6.4
Contracts	2.1(a)(iv)
CTG	6.9
Damaged Portion	3.6(d)
Decline Date	6.16
Effective Time	2.1(a)(iv)
Engineering Drawings	11.3(c)
Equipment	2.1(a)(ii)
ERISA Group	4.19(a)
ESA	6.3(a)
Estimated Accrued Employee Obligations	3.4(a)
Excluded Assets	2.2
Final Accrued Employee Obligations	3.4(b)
Financial Statements	4.4(b)
Income Taxes	2.2(q)
Indemnified Party	10.2(a)
Indemnifying Party	10.2(a)
Inventory	2.1(a)(iii)
Losses	10.1(a)
Losses Threshold	10.5(a)
Material Contracts	4.6(a)
Maximum Liability	10.5(a)
Nampa Balance Sheet	4.4(b)
Nampa Business	Recitals

Terms	Section
Nampa Closure Date	Recitals
Nampa Environmental Permits	4.11(b)
Nampa Financial Statements	4.4(b)
Nampa Re-Commissioning	11.3(a)
Notification Date	3.4(b)
Omaha Balance Sheet	4.4(a)
Omaha Business	Recitals
Omaha Due Diligence	6.2(a)
Omaha Environmental Permits	4.11(b)
Omaha Financial Statements	4.4(a)
Owned Real Property	2.1(a)(i)
Patent License Agreement	3.2(f)
Pension Plans	4.19(a)
Permits	2.1(a)(vi)
Purchase Price	2.4
Rebate Statement	6.15
Re-Commissioning Costs	11.3(a)
Remediation Costs	6.3(d)
Required Third Party Consents	6.6
Retained Liabilities	2.3(b)
Seller	Preamble
Seller Ancillary Documents	3.2(k)
Seller Closing Certificate	8.2(a)
Seller Employee Benefit Plans	7.4
Seller Indemnified Parties	10.1(b)
Seller Retained Inventory	2.2(d)
Seller’s Accounts Receivable	6.17
Settlement Accountants	6.16
Software License Agreement	6.7
Supply Agreement	3.2(g)
Termination Date	9.1(a)(ii)
Third Party Claim	10.2(a)
Title Commitment	8.2(d)
Title Policy	8.2(d)
Trademark Assignment Agreement	3.2(h)
Transferred Assets	2.1(a)
Transferred Business Employees	7.1
Transferred Trademarks	2.1(a)(x)
Transition Services Agreement	3.2(i)
     Section 1.3 Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:

          (a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;
          (b) words importing any gender shall include other genders;
          (c) words importing the singular only shall include the plural and vice versa;
          (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”
          (e) the words “hereof,” “hereto,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (f) references to “Articles,” “Exhibits,” “Sections” and other subdivisions shall be to Articles, Exhibits, Sections and other subdivisions of or to this Agreement;
          (g) references to any Person include the successors and permitted assigns of such Person;
          (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”
          (i) reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and
          (j) any agreement, instrument, insurance policy, statute, regulations, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.
ARTICLE 2
TRANSFER OF ASSETS, ASSUMPTION OF
LIABILITIES AND PURCHASE PRICE
     Section 2.1 Transfer of Property and Assets.
          (a) Except as provided in Section 2.2 and Section 2.3(b), at the Closing Seller shall grant, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the assets and properties (the “Transferred Assets”) of Seller of every kind, type or designation that are used or held for use primarily in connection with the Business, whether tangible or intangible, real, personal or mixed, wherever located, free and clear of all Liens, except Permitted Liens, including, without limitation:

               (i) the real property described on Schedule 4.5(b), together with all buildings, fixtures and improvements thereon and all appurtenances thereto, such fixtures, improvements and appurtenances being described on Schedule 4.5(b) (the “Owned Real Property”);
               (ii) all machinery and equipment and spare parts, furniture, office equipment and other personal property of any kind or type, whether physically located on the Owned Real Property or elsewhere used primarily in connection with the Business (the “Equipment”);
               (iii) all packaging materials (except packaging materials bearing any Swift designation, trademark or other proprietary labeling), supplies and inventories other than the Seller Retained Inventory (the “Inventory”) located on the Owned Real Property;
               (iv) all rights under (A) all contracts, leases, agreements, licenses, sales and purchase orders, binding arrangements and commitments to which Seller is a party or to which Seller or any of the Transferred Assets is subject and which relate primarily to the operation of the Business, except to the extent any of the foregoing relate to the Excluded Assets or the Retained Liabilities (collectively, the “Contracts”) and (B) all contracts relating primarily to the Business that are entered into or assumed by Seller between the date of this Agreement and 6:00 p.m., Mountain Daylight Time, on the Closing Date (the “Effective Time”) in accordance with the terms of Section 6.1(c) of this Agreement (collectively, the “Assumed Contracts”);
               (v) all data, books and records of the Business, including client and customer lists, production reports, service and warranty records, engineering and construction drawings, equipment logs, operating guides and manuals, financial and accounting records, studies and reports, correspondence and similar documents, wherever located, relating primarily to the Business, except to the extent any of the foregoing relate solely and exclusively to the Excluded Assets or the Retained Liabilities;
               (vi) to the extent transfer is permitted under applicable Laws, all consents, licenses, registrations or permits granted by or under the authority of any Governmental Entity and necessary for the lawful ownership of the Transferred Assets or other lawful conduct of the Business (the “Permits”);
               (vii) all goodwill of the Business, including going concern value, goodwill and the right to represent oneself as the successor to the Business;
               (viii) all unpatented formulas, know-how, manufacturing methods and processes, inventions, discoveries, trade secrets, improvements and other technology used primarily in the conduct of the Business in which Seller has any rights (whether owned or not) and all rights deriving therefrom, other than know-how, inventions, discoveries, trade secrets, improvements and other technology related solely and exclusively to the management of the Business as conducted through Seller’s corporate office and other non-acquired plant locations;

               (ix) all rights under manufacturers’ and vendors’ warranties relating to items included in the Transferred Assets and all similar rights against third parties relating to items included in the Transferred Assets;
               (x) the trademarks “Four Star Beef,” “Ranchers” and “Northern States,” together with the goodwill associated therewith and all rights deriving therefrom (the “Transferred Trademarks”);
               (xi) all refunds, deposits, prepayments and prepaid expenses;
               (xii) all claims, causes of action, choses in action and rights of recovery against any Person arising out of or relating primarily to the Business;
               (xiii) all licenses to and copies of third party computer programs (in object code form only) used primarily to support the operation of the Business (rather than other Seller affiliated operations) for which Seller possesses an assignable license; provided, however, that to the extent that such third parties require a fee upon such transfer, Buyer shall be responsible for such fee; and
               (xiv) a license as further described in the Software License Agreement to all computer programs owned by Seller and used primarily to support the operation of the Business (rather than other Seller affiliated operations), including interfaces and any embedded software programs or applications, including as to each program, the processes and routines used in the processing of data, tapes, disks and all improvements, modifications, enhancements, versions and releases relating thereto currently in production use.
          (b) To the extent any asset of the type set forth in Section 2.1(a), other than any Excluded Assets, related primarily to the Business is owned, used or held for use by any Affiliate of Seller, such asset is included within the term “Transferred Assets” and Seller shall cause such Affiliate to convey such asset to Buyer in accordance with the provisions of this Agreement.
     Section 2.2 Excluded Assets. Except as otherwise provided in this Agreement, Seller is not selling, transferring, assigning or delivering to Buyer, and the term “Transferred Assets” shall not include, the following assets, properties and rights of Seller (the “Excluded Assets”):
          (a) in each case determined as of 5:59 p.m., Mountain Daylight Time, on the Closing Date, Seller’s cash on hand as of the Closing Date and all other cash in any of Seller’s bank or savings accounts, notes receivable, letters of credit or other similar items of Seller, any stocks, bonds, certificates of deposit and similar investments of Seller, and any other cash equivalents of Seller;
          (b) the equipment and other items set forth on Schedule 2.2(b);
          (c) Seller’s books and records relating solely to internal corporate matters and any other books and records not related primarily to the Business;

          (d) all raw materials, work in process, finished products and packaging materials bearing any Swift designation, trademark or other proprietary labeling, including plastic and corrugated materials, in each case wherever located (the “Seller Retained Inventory”);
          (e) all tangible and intangible personal property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date, or as otherwise permitted under the terms hereof;
          (f) the consideration received by Seller hereunder;
          (g) the certificate of incorporation and bylaws of Seller and the corporate minutes, corporate seals and stock books of Seller;
          (h) all assets used in the business of Seller other than those used primarily in the Business, except to the extent otherwise provided for in this Agreement;
          (i) any sales and use permits of Seller not related to the Business;
          (j) any of Seller’s or its Affiliates’ business plans, strategies and financial records not directly related to the Business;
          (k) any information that is covered by the attorney-client privilege, except with respect to information pertaining to matters included within the Assumed Liabilities;
          (l) subject to the Patent License Agreement, all patents and patent applications and all rights deriving therefrom;
          (m) other than the Transferred Trademarks, all trademarks, trademark applications, trademark registrations, trade names and service marks, together with the goodwill associated therewith and all rights deriving therefrom;
          (n) all registered copyrights or unregistered copyrights and all rights deriving therefrom;
          (o) all unpatented formulas, know-how, manufacturing methods and processes, inventions, discoveries, trade secrets, improvements and other technology that relate solely and exclusively to the management of the Business as conducted through Seller’s corporate office and other non-acquired plant locations in which Seller has any rights (whether owned or not) and all rights deriving therefrom;
          (p) all insurance policies, programs, reserves and related bonds of any nature (and any claims payable in respect thereof) covering the Business prior to the Closing Date;
          (q) any refunds, claims for refunds or rights to receive refunds from any Taxing Authority with respect to income, franchise or other Taxes measured by or based upon income or profits or interest or penalties thereon (“Income Taxes”) paid or to be paid by Seller or any of its Affiliates relating to a period, or portions thereof, ending on or prior to the Closing;

          (r) any records or copies thereof (including accounting records) related to Income Taxes paid or payable by Seller or any of its Affiliates;
          (s) any records that relate to the negotiation and consummation of the transactions contemplated by this Agreement or any of the Seller Ancillary Documents;
          (t) all rights under this Agreement and under any contract that is not an Assumed Contract;
          (u) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any Person solely arising out of or relating to the Excluded Assets; and
          (v) all Seller’s Accounts Receivable.
     Section 2.3 Assumption of Liabilities.
          (a) At the Closing, Buyer shall assume and thereafter pay, honor and discharge when due and payable only the following Liabilities of Seller (the “Assumed Liabilities”):
               (i) all Liabilities of Seller and its Affiliates accruing with respect to periods commencing on and after the Effective Time under the Assumed Contracts and which relate to the performance of the Assumed Contracts after the Effective Time;
               (ii) all Liabilities with respect to employee matters to be assumed or performed by Buyer pursuant to Article 7 (the “Assumed Employment Obligations”);
               (iii) all Liabilities occurring, arising out of or related to the ownership and operation of the Business and the Transferred Assets on and after the Effective Time; and
               (iv) any Liability created by this Agreement that is the express obligation of Buyer.
          (b) Buyer does not assume or agree to pay, honor or discharge, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated hereby, to have assumed, or to have agreed to pay, honor or discharge, any Liability of Seller, existing prior to the Effective Time or arising thereafter and which arise out of or relate to or are otherwise attributable to events or circumstances occurring prior to, or in existence prior to, the Effective Time (the “Retained Liabilities”), including, without limitation, the following:
               (i) all Liabilities related to the employment by Seller or its Affiliates of any current or past employees prior to the Effective Time, other than the Assumed Employment Obligations;

               (ii) all Liabilities arising under any contracts which are not Assumed Contracts;
               (iii) all Liabilities arising under any actions, suits and proceedings pending or threatened at Law or in equity or before any Governmental Entity (whether or not service of process has been perfected) as of the Effective Time;
               (iv) to the extent that such are unpaid, all trade accounts payable arising from goods or products received or services performed for the Business in the ordinary course of business and which either (A) are set forth on the Balance Sheets or (B) have been incurred since March 26, 2006 without violating the terms of Section 6.1 had such terms been in effect as of March 26, 2006;
               (v) all Liabilities arising from the ownership or operation of any of the Excluded Assets; and
               (vi)all Liabilities of Seller that are not Assumed Liabilities.
     Section 2.4 Purchase Price and Payment. The purchase price (the “Purchase Price”) for the Transferred Assets shall be comprised of $30,000,000 less the Estimated Accrued Employee Obligations (the “Closing Date Payment Amount”) and shall be subject to adjustment as provided in Section 3.4. Buyer shall pay to Seller the Closing Date Payment Amount at the time of Closing by wire transfer of immediately available funds to an account designated in writing by Seller at least three Business Days prior to the Closing Date.
ARTICLE 3
CLOSING AND POST-CLOSING PURCHASE PRICE ADJUSTMENT
     Section 3.1 Closing. Subject to the conditions set forth in Article 8, the closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 at 10:00 a.m., Dallas time, on May 26, 2006 or at such other place or on such other date and time upon which the parties may agree. The date on which the Closing takes place is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective as of the Effective Time.
     Section 3.2 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following duly executed documents:
          (a) special warranty deed(s), made subject to Permitted Liens, conveying fee title to the Owned Real Property substantially in the form attached hereto as Exhibit A;
          (b) a counterpart of the assumption agreement substantially in the form attached hereto as Exhibit B (the “Assumption Agreement”), duly executed by Seller;
          (c) a bill of sale and assignment substantially in the form attached hereto as Exhibit C, duly executed by Seller;

          (d) the Seller Closing Certificate, duly executed by the President or Chief Financial Officer of Seller;
          (e) a certificate in the form specified in Treas. Reg. Section 1.1445-2(b)(2)(iii), duly executed by Seller;
          (f) a counterpart of the Patent License Agreement substantially in the form attached hereto as Exhibit D (the “Patent License Agreement”), duly executed by Seller or its Affiliates;
          (g) a counterpart of the Supply Agreement substantially in the form attached hereto as Exhibit E (the “Supply Agreement”), duly executed by Seller or its Affiliates;
          (h) a counterpart of the Trademark Assignment Agreement substantially in the form attached hereto as Exhibit F (the “Trademark Assignment Agreement”), duly executed by Seller or its Affiliates;
          (i) a counterpart of the Transition Services Agreement substantially in the form attached hereto as Exhibit G (the “Transition Services Agreement”), duly executed by Seller;
          (j) a counterpart of the Software License Agreement, duly executed by Seller or its Affiliates; and
          (k) as Buyer may reasonably request, any additional assignments or other instruments of transfer, assignment or conveyance reasonably necessary to convey, transfer and assign title together with possession to the Transferred Assets to Buyer as contemplated by this Agreement, all in form and substance reasonably satisfactory to Buyer (such documents described in clauses (a) through (k), the “Seller Ancillary Documents”).
     Section 3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:
          (a) immediately available funds in an amount equal to the Closing Date Payment Amount in the manner set forth in Section 2.4;
          (b) the Buyer Closing Certificate, duly executed by the President or Chief Financial Officer of Buyer;
          (c) a counterpart of the Assumption Agreement, duly executed by Buyer;
          (d) a counterpart of the Patent License Agreement, duly executed by Buyer;
          (e) a counterpart of the Supply Agreement, duly executed by Buyer;
          (f) a counterpart of the Trademark Assignment Agreement, duly executed by Buyer;

          (g) a counterpart of the Transition Services Agreement, duly executed by Buyer;
          (h) a counterpart of the Software License Agreement, duly executed by Buyer; and
          (i) as Seller may reasonably request, any additional agreements or other instruments of assumption reasonably necessary to effect the assumption by Buyer of the Assumed Liabilities as contemplated by this Agreement (such documents described in clauses (b) through (i), the “Buyer Ancillary Documents” and, together with the Seller Ancillary Documents, the “Ancillary Documents”).
     Section 3.4 Accrued Employee Obligations and Post-Closing Adjustments.
          (a) Not less than three Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a list of all Business Employees and a calculation of all accrued and unpaid vacation pay for all Business Employees determined as of 11:59 p.m., Mountain Daylight Time, on May 21, 2006 (the “Estimated Accrued Employee Obligations”). Buyer shall have one Business Day after the receipt of the Estimated Accrued Employee Obligations calculation to notify Seller of any good faith dispute with respect to the calculation and the parties shall cooperate in good faith to resolve any such dispute on or prior to the Closing Date.
          (b) After the Closing Date, Buyer shall cause to be prepared and delivered to Seller as soon as practicable, but in no event later than 10 days after the Closing Date, a list of all Transferred Business Employees and a calculation of all accrued and unpaid vacation pay for all salaried, hourly non-production and production Transferred Business Employees determined as of 5:59 p.m., Mountain Daylight Time, on the Closing Date (the “Accrued Employee Obligations Calculation”). Seller shall have three Business Days after receipt of the Accrued Employee Obligations Calculation (the “Notification Date”) to notify Buyer of any good faith dispute with respect to such calculation and the parties shall cooperate in good faith to resolve any such dispute within three Business Days after the Notification Date; provided that if the parties are unable to resolve any dispute within such time period, the dispute shall be submitted to the Settlement Accountants for resolution following the procedures set forth in Section 6.16. If the final Accrued Employee Obligations Calculation as agreed to by the parties or determined by the Settlement Accountants (the “Final Accrued Employee Obligations”) is greater than the Estimated Accrued Employee Obligations, Seller shall pay such excess to Buyer in immediately available funds within two Business Days of the final determination. If the Final Accrued Employee Obligations is less than the Estimated Accrued Employee Obligations, Buyer shall pay the difference to Seller in immediately available funds within two Business Days of the final determination. The amount of any payments paid pursuant to this Section 3.4(b) shall be deemed an adjustment to the Purchase Price.
     Section 3.5 Allocation of Purchase Price. On or before the date (the “Allocation Date”) that is 30 days after the Closing Date, Seller and Buyer shall negotiate in good faith an allocation of the Purchase Price among the Transferred Assets and the Assumed Liabilities that complies with Section 1060 of the Code with respect to the allocation of the Purchase Price. If the allocation is not agreed upon on or before the Allocation Date, then Buyer and Seller agree that the allocation shall be made and consistently reported by Buyer and Seller in compliance with Section 1060 of the Code based upon an asset valuation supplied by a valuation firm to be mutually agreed upon by Buyer and Seller. The cost of such appraisal shall be shared equally by Buyer and Seller. The appraisal, if required, shall be procured by Seller and provided to Buyer within 60 days after the Allocation Date.
     Section 3.6 Possession and Risk Of Loss.
          (a) The risk of any loss, damage, impairment, confiscation or condemnation of any of the Transferred Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing. In the event of any such loss, damage, impairment, confiscation or condemnation, whether or not covered by insurance, Seller shall promptly notify Buyer of such loss, damage, impairment, confiscation or condemnation.
          (b) If Seller, at its expense, repairs, replaces or restores such Transferred Assets to their prior condition to the satisfaction of Buyer before the Closing, Seller shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss.
          (c) If, before the Closing Date, all or any portion of the Transferred Assets become subject to any condemnation or eminent domain proceeding, Seller shall notify Buyer, in writing, of such fact promptly upon becoming aware of such proceeding. As soon as practicable following the filing of such condemnation or eminent domain proceedings, Seller will provide to Buyer a detailed written estimate from an independent third party appraiser mutually acceptable to Seller and Buyer (the “Condemnation Estimate”) setting forth the estimated amount of the reduction in the fair market value of the Business resulting from such condemnation. If the Condemnation Estimate is equal to or less than ten percent (10%) of the Purchase Price, the parties shall proceed to Closing, provided that Seller shall assign all rights under applicable insurance policies, if any, to Buyer. To the extent that such condemnation is not covered by insurance proceeds, then the Purchase Price shall be reduced by the amount of the Condemnation Estimate less any recoveries or awards which Buyer has received. In such event, Seller shall have no further liability with respect to the condition of the Transferred Assets directly attributable to the condemnation or eminent domain proceeding. If the Condemnation Estimate is greater than ten percent (10%) of the Purchase Price, then either Buyer or Seller may elect, within fifteen (15) days after Buyer’s receipt of such Condemnation Estimate (but in no event later than the Closing Date) to terminate this Agreement; provided, however, that neither party shall have a right to terminate this Agreement pursuant to this Section 3.6(c) unless such condemnation or eminent domain proceeding materially impairs the operation of the Omaha Business as currently conducted or would have materially impaired the operation of the Nampa Business as such business was conducted as of the Nampa Closure Date. If neither party elects to terminate this Agreement pursuant to this Section 3.6(c), the parties shall proceed to Closing and Seller shall assign all rights under applicable insurance policies, if any, to Buyer.
          (d) If, before the Closing Date, all or any portion (the “Damaged Portion”) of the Transferred Assets is damaged or destroyed (whether by fire, theft, vandalism or other casualty, each a “Casualty”) in whole or in part, Seller shall notify Buyer in writing of such fact promptly upon becoming aware of such Casualty. As soon as practicable following the Casualty,

Seller will provide to Buyer a detailed written estimate from an independent third party appraiser mutually acceptable to Seller and Buyer setting forth the estimated amount required to repair, replace or restore the Damaged Portion together with the estimated loss of profits and all costs and expenses associated with the Casualty (the “Casualty Estimate”). If Seller does not or cannot repair or replace the Damaged Portion prior to the Closing Date or informs Buyer within ten (10) days after delivery of the Casualty Estimate (but in no event later than the Closing Date) that it does not intend to repair or replace the Damaged Portion prior to the Closing Date, and if the Casualty Estimate is equal to or less than ten percent (10%) of the Purchase Price, the parties shall proceed to Closing without Seller completing the repair or replacement of such Damaged Portion, provided that Seller shall assign all rights under applicable insurance policies, if any, to Buyer. To the extent that the repair or replacement cost of any such Damaged Portion is not covered by insurance proceeds, then the Purchase Price shall be reduced by the amount of the Casualty Estimate less any recoveries or awards which Buyer has received. In such event, Seller shall have no further liability with respect to the condition of the Transferred Assets directly attributable to the Casualty. If the Casualty Estimate is greater than ten percent (10%) of the Purchase Price, then either Buyer or Seller may elect, within fifteen (15) days of Buyer’s receipt of written notice of the Casualty Estimate (but in no event later than the Closing Date) to terminate this Agreement; provided, however, that neither party shall have a right to terminate this Agreement pursuant to this Section 3.6(d) unless such Casualty materially impairs the operation of the Omaha Business as currently conducted or would have materially impaired the operation of the Nampa Business as such business was conducted as of the Nampa Closure Date. If neither party elects to terminate this Agreement pursuant to this Section 3.6(d), the parties shall proceed to Closing and Seller shall assign all rights under applicable insurance policies, if any, to Buyer.
     Section 3.7 Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 60 days thereafter, the real and personal property Taxes, water, gas, electricity and other utilities, local business or other license fees or Taxes and other similar periodic charges payable with respect to the Transferred Assets or the Business shall be prorated between Buyer, on the one hand, and Seller, on the other hand, effective as of the Effective Time with Seller being responsible for amounts related to the period before the Effective Time and Buyer being responsible for amounts related to the period after the Effective Time. To the extent practicable, utility meter readings shall be determined as of the Effective Time. If the final property Tax rate or final assessed value for the current Tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding Tax year and shall be adjusted when the exact amounts are determined.
For clarity, general real estate Taxes on the Owned Real Property located in Douglas County, Nebraska and in Canyon County, Idaho, which, if not paid, would first become delinquent in any calendar year prior to the calendar year in which the Closing occurs shall be borne in their entirety by Seller. General real estate Taxes on such Owned Real Property which, if not paid, would first become delinquent in the calendar year in which the Closing occurs shall be prorated between the parties as of the date of the Closing in accordance with the customary practice in Douglas County, Nebraska and in Canyon County, Idaho.

     Section 3.8 Taxes. All Income Taxes in respect of the Transferred Assets and income of the Business for the period or portions of periods ending prior to the Effective Time shall be borne by Seller. Except as otherwise provided in this Agreement, all Income Taxes in respect of the Transferred Assets and income of the Business for the period or portions of periods beginning after the Effective Time shall be borne by Buyer.
     Section 3.9 Closing Costs; Transfer Taxes and Fees.
          (a) Buyer shall pay the cost of all sales, use and other transfer Taxes arising out of the transfer of the Transferred Assets pursuant to this Agreement and all costs and expenses (including, without limitation, recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Transferred Assets. The sales, use and transfer Tax returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by law or regulation to make such filing. The parties agree to reasonably cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.
          (b) If Buyer, on the one hand, or Seller, on the other hand, pays any Tax agreed to be borne by the other party under this Agreement, such other party shall promptly (within 10 Business Days) reimburse the paying party for the amounts so paid. If any party receives any refund or credit to which another party is entitled under this Agreement, the receiving party shall promptly (within 10 Business Days) pay such amounts to the party entitled thereto.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer as follows as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties will speak only as of such earlier date), solely as such representations and warranties relate to the Business or the Transferred Assets:
     Section 4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     Section 4.2 Authorization. Seller has all requisite corporate power and authority to (a) own, lease or otherwise hold the Transferred Assets owned, leased or otherwise held by it and to carry on the conduct of the Omaha Business as currently conducted and, with respect to the Nampa Business, as such business was conducted on the Nampa Closure Date, (b) execute and deliver this Agreement and the Seller Ancillary Documents to which it is a party and (c) consummate the transactions contemplated hereby and thereby. Seller has taken all requisite corporate action required by its certificate of incorporation and bylaws to authorize (i) the execution and delivery of this Agreement and the Seller Ancillary Documents to which it is a party and (ii) the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally. The Seller Ancillary Documents to be executed and delivered by Seller will, on the Closing Date, be duly and validly executed by it and be legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally.
     Section 4.3 No Conflicts or Violations; No Consents or Approvals Required. Neither the execution and delivery of this Agreement or the Seller Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of Seller’s certificate of incorporation or bylaws, (b) conflict with or violate in any material respect any Law applicable to the Business or the Transferred Assets or (c) except for the consents and approvals listed on Schedule 4.3, conflict with or result in any breach of, or constitute a material default (or give rise to any right of termination, cancellation or acceleration) under, any material agreement or other instrument to which Seller is a party or to which any of the Transferred Assets is subject. Except for those required filings, notices, registrations, consents and approvals listed on Schedule 4.3, no filing or registration with, or notice to, and no authorization, consent or approval of, any Person is required to be made or obtained by Seller in connection with Seller’s execution and delivery of this Agreement or the Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.
     Section 4.4 Financial Statements; Absence of Changes.
          (a) Schedule 4.4(a) contains complete and correct copies of (i) the unaudited balance sheet of the Omaha Business as of March 26, 2006 (the “Omaha Balance Sheet”) and (ii) the unaudited income statements of the Omaha Business for the 36 months ended March 26, 2006 (collectively, the “Omaha Financial Statements”). Except as set forth on Schedule 4.4(a), the Omaha Financial Statements were prepared in accordance with GAAP applied on a basis consistent throughout the periods covered thereby (except for discrepancies as to form required by GAAP (as opposed to substance), to the extent disclosed therein, and subject to the lack of footnotes) and fairly present the financial condition and results of operation of the Omaha Business for the periods then ended (subject to changes resulting from normal year-end adjustments). The Omaha Financial Statements have been prepared from and are in accordance with the accounting records of Seller. The financial information for the Omaha Business provided by Seller is consistent with and comprises part of Seller’s consolidated worksheets as provided to Seller’s independent public accounting firm for use in the audits and reviews of the consolidated S&C Holdco 3, Inc.
          (b) Schedule 4.4(b) contains complete and correct copies of (i) the unaudited balance sheet of the Nampa Business as of March 26, 2006 (the “Nampa Balance Sheet” and, together with the Omaha Balance Sheet, the “Balance Sheets”) and (ii) the unaudited income statements of the Nampa Business for the 36 months ended March 26, 2006 (collectively, the “Nampa Financial Statements” and, together with the Omaha Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.4(b), the Nampa Financial Statements were prepared in accordance with GAAP applied on a basis consistent throughout the periods covered thereby (except for discrepancies as to form required by GAAP (as opposed to substance), to the extent disclosed therein, and subject to the lack of footnotes) and fairly present the financial condition and results of operation of the Nampa Business for the periods then ended (subject to changes resulting from normal year end adjustments). The Nampa Financial Statements have been prepared from and are in accordance with the accounting records of Seller. The financial information for the Nampa Business provided by Seller is consistent with and comprises part of Seller’s consolidated worksheets as provided to Seller’s independent public accounting firm and for use in the audits and reviews of the consolidated S&C Holdco 3, Inc.
          (c) Except as set forth on Schedule 4.4(c), with respect to the Omaha Business and the Nampa Business, Seller has no Liabilities of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, required by GAAP to be set forth in a financial statement or in the notes thereto except Liabilities or contingencies that (i) are accrued or reserved against in the Omaha Balance Sheet with respect to the Omaha Business or in the Nampa Balance Sheet with respect to the Nampa Business, (ii) were incurred after March 26, 2006, in each case in the ordinary course of business and consistent with past practices of such business or (iii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          (d) Except as set forth on Schedule 4.4(d), since March 26, 2006, (i) the Business has been operated by Seller in the ordinary course consistent with past practices of the Business, (ii) the Business has not suffered or incurred any result, occurrence, fact, change, event, effect or condition which, individually or in the aggregate with other results, occurrences, facts, changes, events, effects or conditions, has had or could reasonably be expected to have a Material Adverse Effect and (iii) there has not occurred any event, condition, action or occurrence that would have been prohibited by the provisions of Section 6.1 if the terms of such Section had been in effect as of and after March 26, 2006.
     Section 4.5 Title to Transferred Assets.
          (a) Except as set forth on Part I of Schedule 4.5(a), Seller has, and at the Closing, Buyer will receive, good and marketable title to the Transferred Assets, free and clear of all Liens other than Permitted Liens and, except as set forth on Part II of Schedule 4.5(a), the Transferred Assets constitute all of the assets, tangible and intangible, necessary to operate the Omaha Business as currently conducted and the Nampa Business as such business was conducted on the Nampa Closure Date.
          (b) Schedule 4.5(b) sets forth a list of all Owned Real Property owned in fee and includes an accurate legal description thereof. Except as set forth on Schedule 4.5(b), none of the Owned Real Property is subject to any Lien. Except as set forth on Schedule 4.5(b), Seller is not a party to any lease of real property or similar agreement in connection with the Business.
          (c) Except as set forth on Schedule 4.5(c), Seller has not received notice of, and has no Knowledge of, any condemnation taking, zoning, environmental or other land or business use regulation proceedings, either instituted or planned to be instituted, that would detrimentally affect the use, occupancy or operation of the Owned Real Property as it is used in connection with the Business.

          (d) Seller has not received notice of, and has no Knowledge of, any assessments or special assessments (including, without limitation, assessments for municipal improvements) filed, pending or proposed against the Owned Real Property or any portion thereof, including, without limitation, any street improvement or special district assessments.
          (e) Except as set forth on Schedule 4.5(e), Seller has not entered into any presently effective contracts regarding the sale, conveyance, transfer or disposition of the Owned Real Property (except for this Agreement) and Seller has not granted to anyone, and no one possesses, any option to purchase or right of first refusal to purchase the Owned Real Property. Except as set forth on Schedule 4.5(e), Seller has not entered into any occupancy contract, lease or the like with respect to the Owned Real Property and no one other than Seller has any right to use or occupy the Owned Real Property.
          (f) Except as set forth on Schedule 4.5(f), all buildings, structures, fixtures and improvements (other than Equipment) included in the Owned Real Property are (i) in good operating condition and repair, subject to normal wear and tear and (ii) conform in all material respects to all applicable Laws relating to their construction, use and operation; provided that, with respect to the Nampa Business, the representation in this clause (ii) shall be made only as of the Nampa Closure Date.
          (g) To the Knowledge of Seller, the use of the Owned Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications.
Section 4.6 Contracts.
     (a) Schedule 4.6 sets forth a list of all Material Contracts in effect on the date of this Agreement to which Seller or any of its Affiliates is a party or is bound and that relate to or affect the Transferred Assets, the Assumed Liabilities or the Business. As used herein, “Material Contracts” means any Contract that relates to or affects the Transferred Assets, Assumed Liabilities or the Business and that:
          (i) requires the payment or incurrence of Liabilities, or the purchasing or rendering of services or the purchase or sale of goods, of more than $25,000 (including, but not limited to, all purchase orders and Contracts for materials and supplies and orders for more than $25,000 or that are not subject to cancellation by Seller on 30 days notice without any penalty) or that has a duration in excess of one year;
               (ii) is a partnership, joint venture, limited liability company or other similar agreement;
               (iii) restricts or otherwise affects the ability of Seller to conduct the Business in any jurisdiction or by which Seller has agreed not to compete in any line of business or another Person has agreed not to compete with the Business;
               (iv) is an employment, product design or development, personal services, consulting, non-competition, retention, severance, bonus, golden parachute or indemnification agreement that is executory or under which there are any outstanding obligations;
               (v) is a licensing, warehousing, brokerage, merchandising, co-packing, contract manufacturing or distribution agreement or is an agreement with a utility provider;
               (vi) grants any option, rights of first refusal, first offer or first negotiation to any Person;
               (vii) is a lease, rental or occupancy agreement, installment or conditional sale agreement, or any other agreement affecting the ownership of, or leasing of, title to or use of any personal property or Owned Real Property;
               (viii) is an indenture, mortgage, deed of trust, promissory note, loan agreement or other agreement or commitment relating to indebtedness (including any letter of credit);
               (ix) is a collective bargaining agreement or other agreement with any labor union;
               (x) is an Employee Benefit Plan, including but not limited to, all single employer or multiemployer pension, profit sharing, retirement, bonus, vacation, option, annuity, bond purchase, deferred compensation, group life, health and accident insurance or other welfare benefit plans, agreements, arrangements or commitments, whether or not legally binding;
               (xi) relates to the settlement of any Liability for Taxes with respect to the Business or under which Seller or any of its Affiliates has agreed to shift or allocate the liability of Seller or any of its Affiliates or any other Person for Taxes with respect to the Business;
               (xii) constitutes an agreement with either Seller or any or its Affiliates;
               (xiii) relates to any indemnification, product warranty or any guarantee of the Business;
               (xiv) grants any Lien on any of the Transferred Assets or any rights or properties forming a part thereof;
               (xv) is an agreement of guaranty, surety or indemnification, direct or indirect, or performance bonds or letters of credit issued or posted, by or otherwise obligating Seller;
               (xvi) is an outstanding future, swap, collar, put, call, cap, option or other agreement that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities or securities or interest rates;

               (xvii) is a Tax abatement agreement or other agreement pursuant to which a Governmental Entity has granted any Tax concession to Seller or relating to the Transferred Assets;
               (xviii) is an extended contract entered into by Seller for the supply of power, natural gas or other fuel to the Nampa Business or the Omaha Business;
               (xix) is an agreement for the supply of water or for the treatment or discharge of wastes or wastewater;
               (xx) is an agreement to procure cattle beyond the Closing Date with respect to the Business; or
               (xxi) is not otherwise covered by clauses (i) through (xx) and that is material to the Business or the Transferred Assets or that was not entered into in the ordinary course of business as presently conducted.
          (b) Except as disclosed on Schedule 4.7,
               (i) neither Seller nor, to the Knowledge of Seller, any other party thereto, is in breach or default under any Material Contract or has given notice of breach or default to any other party thereunder;
               (ii) each Material Contract is valid and enforceable against Seller, to the Knowledge of Seller and each respective counterparty thereto, in accordance with its terms, and each Material Contract is in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at Law or in equity; and
               (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or the other party the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify any Material Contract.
           (c) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current and completed Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiations and no such Person has made demand for such renegotiation.
     Section 4.7 Compliance with Law and Permits. Schedule 4.7 contains a complete and accurate list of each material Permit relating to the Business or the Transferred Assets that is held by Seller, and such Permits constitute all of the material Permits required by Seller to lawfully conduct and operate the Omaha Business as currently conducted and the Nampa Business as such business was conducted on the Nampa Closure Date. Except as set forth on Schedule 4.7, neither the Omaha Business nor the Nampa Business is in violation of any Law applicable to such business or any Permits issued to Seller relating to the Business, except for such violations that could not reasonably be expected to have a Material Adverse Effect. Seller has not received at any time during the twelve months immediately preceding the date of this Agreement any notice from a Governmental Entity regarding any actual, alleged, possible or potential violation of or failure to comply with any term or requirements or any Permit or any proposed revocation of any Permit. All Permits are in full force and effect and no proceedings are pending or, to the Knowledge of Seller, threatened that may result in the revocation, cancellation or suspension thereof. No investigation or review by any Governmental Entity with respect to Seller, the Omaha Business or the Nampa Business is pending or, to the Knowledge of Seller, threatened.
     Section 4.8 Litigation. Except as set forth on Schedule 4.8, there is no material action, suit, investigation, judicial or administrative proceeding, grievance or arbitration pending as of the date of this Agreement or, to Seller’s Knowledge, threatened against Seller that relates to the Business or any of the Transferred Assets by or before any Governmental Entity, in each case that would have a Material Adverse Effect. Except as set forth on Schedule 4.8, there is no judgment, decree, injunction, order, determination or award of any Governmental Entity outstanding against Seller in connection with the Business or the Transferred Assets. Except as set forth on Schedule 4.8, there is no action, suit, judicial or administrative proceeding pending or, to Seller’s Knowledge, threatened against Seller or the Business relating to the transactions contemplated by this Agreement.
     Section 4.9 Taxes. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 4.9:
          (a) (i) Seller and any consolidated, combined or unitary group of which Seller is or has been a member has timely filed with the appropriate Taxing Authorities all Tax returns required to be filed regarding the Business on or prior to the date hereof and all such Tax returns are true and complete in all material respects, (ii) Seller has timely paid all Taxes shown as due and payable on all such Tax returns, (iii) no Taxing Authority has raised any material issues relating to Taxes which relate to the Transferred Assets or the Business for which an encumbrance has been imposed or could reasonably be expected to be imposed after the Closing Date upon any Transferred Asset and (iv) Seller is not currently the beneficiary of any extension of time within which to file a Tax return with respect to the Business. No audit, examination, claim, levy, administrative or other proceeding by any Governmental Entity is pending or, to the Knowledge of Seller, threatened with respect to any Taxes due from Seller or any Tax return filed by Seller with respect to the Business or the Transferred Assets. No assessment of Tax (other than assessments of Taxes not yet due) is proposed against Seller with respect to the Business or any of the Transferred Assets. Seller has not been and is not now in violation (and with notice or lapse of time, or both, would not be in violation) of any Law applicable to the Business relating to the payment or withholding of Taxes. Seller has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over for all periods under Laws applicable to the Business; and
          (b) no claim has been made in writing since April 1, 2004 by any Taxing Authority in any jurisdiction where Seller does not file Tax returns with respect to the Business that it may be subject to Tax in that jurisdiction with respect to the Business.

     Section 4.10 Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
     Section 4.11 Environmental Matters. Except as set forth on Schedule 4.11:
          (a) the Business, as conducted by Seller, has been operated and maintained in compliance with all Environmental Laws, except to the extent that lack of such compliance would not have a Material Adverse Effect;
          (b) Seller has all Permits required under any Environmental Law for the operation of the Omaha Business (the “Omaha Environmental Permits”) and Seller is in compliance in all material respects with the terms and conditions of the Omaha Environmental Permits. Seller had all Permits required under any Environmental Law for the operation of the Nampa Business as of the Nampa Closure Date (the “Nampa Environmental Permits”) and Seller was in compliance in all material respects with the terms and conditions of the Nampa Environmental Permits on the Nampa Closure Date and is in compliance in all material respects with the required Nampa Environmental Permits applicable to the facility in its “mothballed” state;
          (c) Seller has not received any written notice or demand letter, written notice of any writ, injunction, decree, order, judgment, lawsuit, claim or proceeding, or any summons, written report or other information regarding any actual or alleged material violation of Environmental Law, or any Liabilities or potential Liabilities under any Environmental Law, including any investigatory, remedial or corrective obligations, relating to the Business;
          (d) Seller has not treated, stored, disposed of, arranged for or permitted the storage or disposal of, transported, handled or released any substance in material violation of any Environmental Law in connection with the Business, including, without limitation, any Hazardous Substance, or owned or operated any property or facility in connection with the Business in material violation of any Environmental Law so as to give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law;
          (e) Seller has made available to Buyer true and complete copies of all environmental audits, site assessments, environmental studies and environmental records and reports in its possession, custody or control relating to the operation of the Business and environmental condition of the Owned Real Property;
          (f) There has not been a Release of Hazardous Substances on the Owned Real Property or otherwise affecting the Business (other than Releases involving de minimis quantities of Hazardous Substances or costs that would not reasonably be expected to be material) that: (i) constitutes an unremedied violation of any Environmental Law; (ii) currently imposes any Release-reporting obligations on Seller under any Environmental Law that have not been or are not being complied with; or (iii) currently imposes any clean-up or remediation obligations on Seller under any Environmental Law; and

          (g) No complaint or claim has been asserted in writing or, to the Knowledge, of Seller, threatened by any third party against Seller with respect to the Business relating to the Release of Hazardous Substances, including actual or alleged exposure to Hazardous Substances; and
          (h) This Section 4.11 contains the only representations and warranties of Seller as to any Environmental Law or other environmental matter affecting the Business.
     Section 4.12 Collective Bargaining Agreements. Schedule 4.12 lists each (a) labor union that represents Business Employees and (b) collective bargaining agreement or other labor union contract or agreement to which Seller or any of its Affiliates is a party with respect to any Business Employees, and no collective bargaining agreement or other labor contract is being negotiated. Except as set forth on Schedule 4.12, there is no labor strike, slowdown, stoppage or picketing in progress or, to the Knowledge of Seller, threatened against or involving Seller or any of its Affiliates with respect to any Business Employees. There are no employee grievances pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates that individually or collectively would materially impair the operation of the Omaha Business. There is no lockout of any Business Employees by Seller, and no such action is contemplated by Seller. Since January 1, 2003, neither Seller nor any of its Affiliates has experienced any labor strike, slowdown or stoppage with respect to any Business Employees. Seller does not have any Knowledge of any activities or proceedings of any labor union to organize any Business Employees that are not represented by a labor union. Except as set forth on Schedule 4.12, since January 1, 2003, there has been, with respect to the Business, no request for collective bargaining or for a representation election from any Business Employee, labor union or the National Labor Relations Board. Neither Seller nor any of its Affiliates has committed any material unfair labor practice with respect to any Business Employees. Except as set forth on Schedule 4.12, neither Seller nor any of its Affiliates is involved in or, to the Knowledge of Seller, threatened with any labor dispute, arbitration, unfair labor practice claim, lawsuit or administrative proceeding relating to labor matters involving Business Employees. Except as set forth on Schedule 4.12, since January 1, 2003, there have not been any plant closings, mass layoffs or other terminations at the Business that would create any obligations upon or Liabilities for Seller under the WARN Act.
     Section 4.13 Employees.
          (a) Schedule 4.13(a) contains a complete and accurate list of the names of all Business Employees as of the date of this Agreement specifying:
               (i) with respect to the hourly Business Employees, the rate of hourly pay and whether or not such employee is absent for any reason such as lay-off, leave of absence or workers’ compensation;
               (ii) with respect to salaried Business Employees, the length of service, title, rate of salary and commission or bonus structure for each such employee; and

               (iii) with respect to each Business Employee listed, the date of hire and a list of all agreements affecting such person’s employment, including a description of material compensation arrangements.
          (b) To the Knowledge of Seller, all Business Employees are lawfully authorized to work in the jurisdictions in which they are working according to applicable immigration laws and Seller has not received any notice of violation, and has no Knowledge of grounds for the issuance of same, incident to applicable immigration laws.
          (c) Except as disclosed on Schedule 4.13(c), as of the date of this Agreement, there are no claims, lawsuits, petitions, charges, investigations, complaints, proceedings, suits, demands or actions which are pending or, to the Knowledge of Seller, threatened against Seller before any Governmental Entity, or arbitrator, in connection with any Business Employee for: (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) alleged breach of contract or other claim arising under a collective bargaining agreement, individual agreement or any other employment covenant whether express or implied; (v) alleged violation of occupational safety and health standards; or (vi) alleged violation of immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, family and medical leave or other employment or labor relations laws; and to the Knowledge of Seller, no basis therefor exists.
          (d) Schedule 4.13(d) lists the Business Employees of the Omaha Business and the Nampa Business terminated, laid off or whose hours of work have been reduced by more than 50% by Seller since the date that is twelve months prior to the date of this Agreement and contains a complete and accurate list of the following information for each such Business Employees: (i) the date of such termination, layoff or reduction in hours, (ii) the reason for such termination, layoff or reduction in hours, and (iii) the location, if any, to which such Business Employee was assigned.
          (e) Schedule 4.13(e) states the number of independent consultants or contractors employed by Seller performing services for the Omaha Business for more than fifteen (15) hours per week on a regular basis during the two months immediately preceding the date of this Agreement.
     Section 4.14 Equipment. All items of Equipment and other tangible assets of Seller which are Transferred Assets are (i) in good operating condition and repair, subject to normal wear and maintenance and with all safety devices unmodified and in place and (ii) useable in the ordinary course of business and conform to all material applicable Laws and Permits relating to their construction, use and operation and (iii) are in the possession of Seller and unless set forth on Schedule 4.14, are located at either the Nampa facility or the Omaha facility and will be delivered to the Buyer through delivery of the Transferred Assets on the Closing Date; provided, however, that with respect to the Nampa Business, the representation in clause (ii) shall be made only as of the Nampa Closure Date.
     Section 4.15 Books of Account. The books, records and accounts of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The books, records and accounts of Seller relating to the Business accurately and fairly reflect the transactions and the assets and Liabilities of the Business. With respect to the Business, Seller has not engaged in any transaction, maintained any bank account or used any of its funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Business.
     Section 4.16 Insurance. Schedule 4.16 sets forth a complete and correct list of all policies of insurance owned or held by Seller or any of its Affiliates as of the date of this Agreement that relate to the Business or that cover or relate to the Transferred Assets. All such policies (a) are in full force and effect with all premiums due having been paid in full and are sufficient for compliance by Seller, its Affiliates and the Business with all Laws applicable to the Business, (b) are valid, outstanding and enforceable policies, (c) insure against risks of the kind customarily insured against by companies engaged in the Business and (d) provide that they will remain in full force and effect through the respective dates set forth on Schedule 4.16, subject to the cancellation rights specified in such policies. Except as set forth on Schedule 4.16, during the last two years, neither Seller nor any of its Affiliates has been denied any insurance coverage with respect to the Business, has made any material change in the scope or nature of their insurance coverage with respect to the Business, nor has received notice of any material increase in premiums for any of such policies nor of any termination or refusal to renew such policies. During the past two years, there has been no lapse in coverage of the insurance covering the Business in the ordinary course of business.
     Section 4.17 Certain Business Practices and Regulations; Potential Conflicts of Interest.
          (a) During the five year period ending on the date hereof, in relation to the Business, neither Seller nor, to Seller’s Knowledge, any directors, officers, partners, agents or Business Employees of Seller have (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.
          (b) Except as set forth on Schedule 4.17(b), no stockholder, officer or director of Seller (i) owns, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor, lessor, lessee or customer of, or supplier of goods or services to, the Business, (ii) owns, directly or indirectly, in whole or in part, any real property, leasehold interests or other property with a fair market value of at least $50,000 in the aggregate the use of which is necessary for the Business, (iii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to Seller with respect to the Business, other than claims in the ordinary course of business or (iv) has sold to, or purchased from, Seller any assets or property used in or necessary to the Business for aggregate consideration in excess of $50,000 since December 31, 2004.
     Section 4.18 Product Recalls and Withdrawals. Except as set forth on Schedule 4.18, during the three years preceding the date of this Agreement, there have been no recalls or withdrawals of goods or products produced or sold by the Business or other similar federal, state or private actions with respect to such goods or products and, to the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to result in such actions.
     Section 4.19 ERISA. Except as set forth on Schedule 4.19:
          (a) The present value of all accrued benefits (vested and unvested) under all the Employee Pension Benefit Plans (as defined in Section 3(2) of ERISA) (other than any multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), which Seller maintains for the Business Employees, or to which Seller is or has been obligated to contribute for the Business Employees (the “Pension Plans”), did not, as of the respective last annual valuation dates for such Pension Plans, exceed the value of the assets of such Pension Plan allocable to such benefits. Seller does not have any unsatisfied liability with respect to the termination or partial termination of any such Pensions Plans. Seller has not contributed or been obligated to contribute to any Multiemployer Plan (as defined in Section 3(37) or Section 400l(a)(3) of ERISA) for the Business Employees. Neither Seller nor any other trades or businesses under common control within the meaning of Section 4001(b)(1) of ERISA with Seller (collectively, the “ERISA Group”) has any Employee Benefit Plans that cover Business Employees.
          (b) True, correct and complete copies of each of the Employee Benefit Plans that cover Business Employees, and related trusts, if applicable, have been furnished to Buyer, along with the most recent report filed on Form 5500 and summary plan description with respect to each such Employee Benefit Plan required to file Form 5500.
     Section 4.20 Other Information. None of the representations and warranties contained in this Agreement are materially false or misleading or contain any material misstatement of fact or omit any material fact necessary to be stated in order to make the statements therein not misleading.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as follows:
     Section 5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the province of Alberta, Canada.
     Section 5.2 Authorization. Buyer has all corporate power and authority to execute and deliver this Agreement and the Buyer Ancillary Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. Buyer has taken all requisite corporate action required by its articles of incorporation and bylaws to authorize the execution and delivery of this Agreement and the Buyer Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally. The Buyer Ancillary Documents to be executed and delivered by Buyer will, on the Closing Date, be duly and validly executed by Buyer and be legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms except as may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally.
     Section 5.3 No Violations; No Consents of Approvals Required. Neither the execution and delivery of this Agreement or the Buyer Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the articles of incorporation or bylaws of Buyer, (b) conflict with or violate any Law applicable to Buyer or (c) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse or time or both would constitute a default) under any agreement or other instrument to which Buyer is a party. No notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any Governmental Entity or any other Person is required to be made or obtained by Buyer in connection with Buyer’s execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby or thereby.
     Section 5.4 Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Buyer who might be entitled to receive any fee or commission in connection with the transactions contemplated by this Agreement.
     Section 5.5 Financing. As of the date of this Agreement, Buyer has obtained a debt financing commitment letter or letters (the “Commitment Letters”) from HSBC Bank Canada and BMO Bank of Montreal. The Commitment Letters provide for, subject to certain conditions set forth therein, commitments to provide all funds necessary for Buyer to consummate the transactions contemplated hereby. Buyer has no reason to believe that such funds shall not be available or that the commitments shall not be funded, and, subject to the accuracy of the representations of Seller contained herein, Buyer has not made any material misrepresentation in connection with obtaining the Commitment Letters.
ARTICLE 6
COVENANTS
     Section 6.1 Conduct of the Business. Except as otherwise contemplated by this Agreement or as required by Law applicable to the Business, from the date hereof until the Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):
          (a) Seller shall conduct the Omaha Business in all material respects in the ordinary course;
          (b) Seller shall not sell, lease or otherwise dispose of any Transferred Assets except Inventory in the ordinary course of business and obsolete or excess Equipment sold or disposed of in the ordinary course of business;
          (c) Seller shall not (i) enter into any contract relating to the purchase or sale of goods, Equipment or services in the conduct of the Business for an amount in excess of $50,000 in the aggregate pursuant to such contract, having a duration in excess of one year or that cannot be terminated within 30 days without penalty, (ii) modify, amend or transfer in any respect or terminate any Material Contract or waive, release or assign any rights or claims thereunder or (iii) fail to renew any Material Contract in accordance with its terms;
          (d) Seller shall use commercially reasonable efforts to maintain the Transferred Assets in their current condition, except for ordinary wear and tear and damage by casualty governed by Section 3.6;
          (e) Seller shall use commercially reasonable efforts to preserve the present business relationships with customers, suppliers, distributors and others having business dealings with it in connection with the operation of the Business;
          (f) Seller shall not encourage any customer of the Business to purchase or maintain Seller Retained Inventory at a level in excess of the level of Seller Retained Inventory historically purchased or maintained by such customer in such manner that after the Closing would result in decreased orders from such customer as compared to the normal historical orders of such customer;
          (g) Seller shall not (i) except as may be required by Law applicable to the Business, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Employee Benefit Plan) for the benefit or welfare of any Business Employee, officer, director or service provider or former director, employee, officer or service provider of or to the Business or (ii) increase the compensation or fringe benefits of, or pay any bonus to, any such individuals set forth in clause (i) or pay any benefit not required by any existing Employee Benefit Plan, arrangement or agreement;
          (h) Seller shall not grant any severance or termination pay to, or enter into any employment or severance agreement with, any Business Employee, officer, director or service provider or former director, employee, officer or service provider of or to the Business, either individually or as part of a class of similarly situated persons;
          (i) Seller shall not mortgage, pledge or subject to any Lien, other than Permitted Liens, any of the Transferred Assets;
          (j) Seller shall not, except as required by GAAP, applicable Law or circumstances which did not exist as of the date of the Omaha Balance Sheet or the Nampa Balance Sheet, as applicable, change any of the accounting principles or practices used by it with respect to the Business;
          (k) Seller shall not obtain any rulings or make any elections with respect to Taxes, or enter into any agreements with any Taxing Authority, to the extent any such elections or agreements could reasonably be expected to have a material affect on the Transferred Assets after the Closing;
          (l) Seller shall not engage in or otherwise create any discounts, trade promotions or similar marketing or promotional sales or other discounting practices or arrangements relating to the Business or otherwise affect the collectibility or value of any existing or future Accounts Receivable;

          (m) Seller shall not extend credit in the sale of Seller Retained Inventory, collection of Accounts Receivable or otherwise, other than in the ordinary course of business consistent with past practices;
          (n) Seller shall not commit or agree, whether in writing or otherwise, to take any action prohibited by this Section 6.1;
          (o) Seller shall confer with Buyer prior to implementing operational decisions of a material nature;
          (p) Seller shall maintain all books and records of Seller relating to the Business in the ordinary course of business consistent with past practices;
          (q) until the Closing Date, Seller shall deliver to Buyer within fourteen (14) days after the end of each month a copy of Seller’s internal interim financial statements for such month as they relate to the Business and containing information consistent with Seller’s current practices and such other financial information as Buyer shall reasonably request;
          (r) Seller shall pay or otherwise satisfy in the ordinary course of business all of its Liabilities;
          (s) Seller shall comply in all material respects with all Laws and contractual obligations applicable to the operation of the Business; and
          (t) Seller shall not remove any further Transferred Assets from the Nampa, Idaho facility.
     Section 6.2 Omaha Due Diligence Investigation.
          (a) The parties hereby agree and acknowledge that Buyer has entered into this Agreement without the opportunity to have conducted a “due diligence” investigation of the Omaha Business and the condition of the Transferred Assets with respect to the Omaha Business (the “Omaha Due Diligence”). Accordingly, Seller acknowledges that any obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the completion of the Omaha Due Diligence in accordance with the procedures set forth in this Section 6.2.
          (b) After the date of this Agreement, (i) Buyer shall be entitled, and Seller shall permit Buyer, to conduct the Omaha Due Diligence with such scope as Buyer shall reasonably deem appropriate and (ii) Seller shall (A) provide Buyer and its employees, agents and authorized representatives access to the Omaha Business, (B) cause Seller’s officers, employees and advisors to furnish Buyer with such financial and operating data and other information with respect to the Omaha Business as Buyer shall reasonably request and (C) permit Buyer to make such inspections and copies thereof at Buyer’s expense as Buyer may reasonably require; provided, however, that any such investigation shall be conducted only during regular business hours, shall be scheduled in advance at mutually agreeable times and shall be conducted in a manner intended to minimize any potential disruption of the operations of the Omaha Business. Buyer shall have substantially completed the Omaha Due Diligence within twenty (20) Business Days after the date of this Agreement.

          (c) If, as a result of its investigation, Buyer determines in good faith that there has occurred or there exists any event or condition, which has materially impaired or would materially impair the operation of the Omaha Business as currently conducted, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than the 25th Business Day after the date of this Agreement.
     Section 6.3 Environmental Site Assessments.
          (a) Prior to the Closing, Seller shall permit Buyer and its authorized representatives to conduct a Phase I Environmental Site Assessment (and, if required by the information gathered in the Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) with respect to the Owned Real Property (each such assessment, an “ESA”), all at Buyer’s sole risk, cost and expense. Buyer’s failure to have received an ESA shall not delay the Closing, unless the failure to obtain such ESA is caused solely by Seller.
          (b) Prior to conducting an ESA, Buyer shall furnish Seller with the proposed scope of the ESA, including a description of the activities to be conducted and the locations of such activities. No third party, other than Buyer’s environmental consultant and other authorized representatives, may conduct an ESA. Buyer shall not commence any activity proposed to be included in an ESA unless and until such activity (including the location thereof) has been approved in writing by Seller, which approval shall not be unreasonably withheld, conditioned or delayed. Seller shall have the right to be present during any inspection or review undertaken pursuant to an ESA. Buyer shall give Seller written notice not more than seven days and not less than 48 hours before any visits by Buyer, its environmental consultant or its other authorized representatives to any Owned Real Property for the purpose of conducting an ESA.
          (c) In connection with conducting an ESA, Buyer agrees that it, its environmental consultant and its authorized representatives shall comply with all Laws and any reasonable restrictions imposed by Seller, including restrictions related to worker safety, and shall exercise reasonable care with respect to the Transferred Assets and their condition. Buyer shall provide Seller with copies of any reports prepared or received by Buyer or Buyer’s environmental consultant and authorized representatives promptly following Buyer’s or Buyer’s environmental consultant’s or authorized representatives’ preparation or receipt of the same. Buyer does hereby indemnify and hold harmless, release and agree to defend any Seller Indemnified Parties from and against any and all Losses arising out of any violation by Buyer, Buyer’s environmental consultant or Buyer’s authorized representatives of the provisions of this Section 6.3.
          (d) If any Environmental Laws require that contamination at any Owned Real Property reflected in an ESA be remediated, and if such remediation costs (the “Remediation Costs”) are equal to or less than $1,000,000, the parties shall proceed to the Closing. If the Remediation Costs are greater than $1,000,000, then either Buyer or Seller may elect, within fifteen (15) days of Seller’s receipt of the identified Remediation Costs (but in no event later than the Closing Date), to terminate this Agreement; provided, however, that neither party shall have a right to terminate this Agreement unless such contamination materially impairs the operation of the Omaha Business as currently conducted or would have materially impaired the operation of the Nampa Business as such business was conducted as of the Nampa Closure Date. If Buyer elects to close as contemplated above, such election shall not restrict Buyer’s ability to make any claim against Seller it may otherwise have with respect to recovery of the Remediation Costs.
     Section 6.4 Access. From and after the date of this Agreement until the Closing Date, or the earlier termination of this Agreement, and subject to Buyer’s Omaha Due Diligence which shall be governed by Section 6.2, Seller shall give Buyer and its employees, agents and authorized representatives reasonable access, during regular business hours, upon reasonable advance notice and in such a manner as will not unreasonably interfere with the conduct of the Business, to the Transferred Assets and to such Business Employees and records relating to the Transferred Assets or the Business, in each case, as are necessary to allow Buyer and its employees, agents and authorized representatives to make such inspections, to interview or confer with officers, employees, agents and representatives of Seller as Buyer believes necessary and appropriate with respect to the Transferred Assets or the Business; provided, however, that such inspections, interviews and examinations shall be scheduled at least five Business Days in advance and shall be conducted in a manner intended to minimize any potential disruption of the operations of the Business. Seller shall have the right to have a representative present at all times of any such inspections, interviews and examinations. Additionally, all records provided to Buyer pursuant to this Section will be deemed to be “Confidential Information” for purposes of the Confidentiality Agreement. Buyer, however, shall not be entitled access to any materials containing attorney-client privileged communications (except with the written consent of Seller) or information about employees, the disclosure of which might violate an employee’s reasonable expectation of privacy.
     Section 6.5 Confidentiality. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect and shall survive the Closing; provided, however, that from and after the Closing, Buyer’s confidentiality obligations shall terminate with respect to any Confidential Information exclusively relating to the Business and Buyer shall be entitled to use such Confidential Information for any purpose in the Business.
     Section 6.6 Third Party Consents. Seller shall use commercially reasonable efforts to obtain prior to the Closing the consents designated as “Required Third Party Consents” on Schedule 4.6 (the “Required Third Party Consents”) and to consummate the transactions contemplated by this Agreement and the Ancillary Documents and Buyer will cooperate in any reasonable manner in order to enable Seller to obtain such Required Third Party Consents; provided, however, that neither Buyer nor Seller shall be required to make any payments to any Person to permit Seller to obtain a Required Third Party Consent.
     Section 6.7 Software License Agreement . Seller and Buyer agree to negotiate in good faith a definitive software license agreement (the “Software License Agreement”) on terms and conditions mutually agreeable to the parties and deliver executed counterparts of such agreement at the Closing as provided in Sections 3.2 and 3.3.
     Section 6.8 Financing.
          (a) Buyer will use its best efforts to perform and comply with all obligations and conditions required by the Commitment Letters to be performed or satisfied by Buyer prior to, at and as of the Closing Date as necessary to obtain funding under the Commitment Letters to consummate the transactions contemplated by this Agreement. In the event that the financings contemplated by the Commitment Letters will not be available to consummate the transactions contemplated by this Agreement, Buyer shall (i) immediately notify Seller (in no event later than 48 hours) of such fact and (ii) use its best efforts, until the Termination Date, to obtain alternate financing for the transactions contemplated by this Agreement, provided that the terms, conditions and costs of such financing are not less favorable to Buyer than those in the Commitment Letters.
          (b) If Buyer requests, Seller will cooperate, and will cause its accountants to cooperate, in all reasonable respects with any financing efforts of Buyer for the purpose of consummating the transactions contemplated by this Agreement. Seller shall furnish to Buyer all financial statements and other information in the possession of Seller or its representatives or agents as Buyer shall reasonably determine are necessary or appropriate in connection with such financing. Buyer will indemnify and hold harmless Seller and its officers, directors and controlling persons against any and all Liabilities (including reasonable attorneys’ fees and expenses) that may arise out of or with respect to the financing efforts by Buyer; provided, however, that subject to the limitations and provisions of this Agreement, nothing herein shall prevent Buyer from asserting any claim for breach of a representation, warranty or covenant under this Agreement.
     Section 6.9 By-Products Marketing Agreement. From and after the Closing Date, Seller shall perform the obligations of ConAgra Trade Group, Inc. (“CTG”) with respect to the Business under the By-Products Marketing Agreement, dated as of October 8, 2003, as amended, by and between CTG and Swift & Company (the “By-Products Agreement) for a period ending on the first to occur of (a) the 180th day after the Closing Date, (b) Buyer’s receipt of CTG’s consent to the assignment of the By-Products Agreement with respect to the Business to Buyer or (c) Buyer’s execution of an agreement with a third party for the sale to such third party of the products described in the By-Products Agreement with respect to the Business on terms no less favorable to Buyer than the terms provided in the By-Products Agreement. Seller shall use its commercially reasonable efforts to obtain CTG’s consent to the assignment of the By-Products Agreement to Buyer; provided that (i) in no event shall Seller or its Affiliates be required to renegotiate the terms of the By-Products Agreement or pay any fees in connection with such consent and (ii) any consent shall include a release of Swift & Company with respect to such assignment. All by-products purchased by Seller shall be in accordance with the pricing structure set forth in the By-Products Agreement.
     Section 6.10 Notification.
          (a) Prior to the Closing, Seller shall notify Buyer, and Buyer shall notify Seller, of any litigation, arbitration or administrative proceeding pending, or, to its Knowledge, threatened against Seller or Buyer, as the case may be, which challenges the transactions contemplated hereby.
          (b) Seller or Buyer, as applicable, shall give prompt written notice to the other party of (i) the occurrence, or failure to occur, of any event which, to its Knowledge, has caused or that would be likely to cause any of its representations or warranties contained in this

Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) the failure of such party, or any officer, director, partner, employee, or agent of such party, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.
     Section 6.11 No Solicitation of Transactions. Seller shall not, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative, or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the Transferred Assets or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties (other than Buyer) conducted heretofore with respect to any of the foregoing.
     Section 6.12 Insurance. With respect to any Liability relating to, resulting from or arising out of the conduct of the Business on or prior to the Effective Time for which Seller would be entitled to assert, or cause any Affiliate or other Person to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of Seller or any Affiliate thereof in respect of the Business or the Transferred Assets, at the request of Buyer, Seller will use its commercially reasonable efforts to assert, or to assist Buyer to assert, one or more claims under such insurance covering such Liability if Buyer is not itself entitled to assert such claim but Seller is so entitled. Any recovery received by Seller or such Affiliate or other Person as a result of any such assertion shall be promptly paid to Buyer. Buyer agrees to pay or assume all costs or Liabilities of Seller or any of its Affiliates in connection with any such assertion of any such claim, including legal expenses, deductibles, retentions or self-insurance paid or incurred by Seller or any of its Affiliates. Buyer agrees to cooperate with Seller in connection with any assertion of claims under insurance as contemplated by this Section 6.12.
     Section 6.13 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement and their duly authorized representatives shall take all such action as is commercially reasonable. Without limiting the generality of the foregoing, if, after the Closing Date, Buyer seeks indemnification or recovery from one or more other parties to an Assumed Contract or otherwise seeks to enforce such Assumed Contract and, to obtain such indemnification, recovery or enforcement, it is necessary for Seller to initiate a suit, participate in any enforcement proceeding or otherwise provide assistance to Buyer, then, at the request and the sole expense of Buyer, Seller shall take such action as Buyer may reasonably request in connection with Buyer’s efforts to obtain such indemnification, recovery or enforcement. Seller shall also use its commercially reasonable efforts to cooperate with Buyer with respect to the transfer of material Permits into the name of

Buyer and in particular the transfer of the establishment numbers in accordance with the meat and poultry establishment numbering procedures.
     Section 6.14 Recalls. In the event that any Governmental Entity issues a request, directive or order that any product of the Business be recalled, Buyer and Seller shall take all appropriate corrective actions reasonably requested by the other party hereto or by any Governmental Entity. In the event that such recall relates to any product of the Business manufactured on or prior to the Effective Time, Seller shall be responsible for all costs and expenses of the recall. In the event that such recall relates to any product of the Business manufactured after the Effective Time, Buyer shall be responsible for all costs and expenses of the recall. For the purposes of this Agreement, the phrase “cost and expenses of the recall” shall include all economic and non-economic costs and expenses thereof, including but limited to, reasonable out-of-pocket costs, costs of recalled product destroyed after recall, damages directly resulting from such recall incurred by Seller or Buyer in connection with any corrective action taken by Seller or Buyer, but shall not include damages due to loss of reputation of the Business due to the recall and damages due to lost sales of the Business due to the recall or other consequential damages.
     Section 6.15 Rebates under Supply Agreements. In the event any dollar volume-based rebates are paid to Buyer pursuant to any of the Assumed Contracts, Buyer shall reimburse (in accordance with Section 6.16) Seller that portion of any such rebates related to purchases made on or prior to the Effective Time under such Assumed Contracts. As soon as practicable, but in no event later than 15 days after Buyer receives a rebate under any Assumed Contract, Buyer shall deliver to Seller a statement setting forth in reasonable detail the basis (including calculations and supporting documentation) for the total amount of the rebate received by Buyer from the supplier under such Assumed Contract and indicating the portion of such rebate Buyer proposes to deliver to Seller (the “Rebate Statement”). Delivery by Seller to Buyer of written confirmation of the amounts set forth in the Rebate Statement shall be deemed the delivery by Seller of an invoice for amounts due Seller pursuant to this Section 6.15 under the applicable Assumed Contract.
     Section 6.16 Reimbursement. Buyer agrees to reimburse Seller in accordance with Section 6.15 within 30 days after the receipt of the invoice deemed delivered under Section 6.15, if applicable, and all required documentation. In the event of a dispute over any reimbursement amounts owed that cannot be resolved between the parties, the parties agree that the disputed items shall be referred to a recognized firm of independent certified public accountants selected by mutual agreement of Buyer and Seller; provided, however, that if Buyer and Seller are unable to so agree on a firm or within 5 days after the mutually selected firm informs either Buyer or Seller of its unwillingness to so serve (the “Decline Date”), then within 10 days after the Decline Date, each of Buyer and Seller shall select an office of an independent accounting firm of recognized national standing and such two firms shall, within 15 days after the Decline Date, then select a third independent accounting firm of recognized national standing to resolve any remaining Disputed Items (such selected accountants, the “Settlement Accountants”). The Settlement Accountants shall limit their review only to the specific disputed reimbursement items submitted to them and such amounts of reimbursements owed shall be no greater than the higher amount nor lower than the lower amount asserted by each of the parties. The fees and expenses of the Settlement Accountants shall be paid by the party asserting the amount of reimbursement farthest from the actual amount to be paid by such party as determined by the Settlement Accountants; provided, however, that if there is not at least a ten percent differential (in either direction) between the reimbursement amount asserted by the party farthest from such actual amount on the one hand, and such actual amount, on the other hand, the fees and expenses of the Settlement Accountants shall be borne equally by the parties. The Settlement Accountants’ determination shall be final, binding and conclusive and shall not be subject to further review, challenge or adjustment. Seller and Buyer shall each furnish the Settlement Accountants such documents and information relating to the disputed items of reimbursement as the Settlement Accountants may reasonably request.
     Section 6.17 Accounts Receivable. Seller shall be entitled to the collection and receipt of all Accounts Receivable in respect of goods and products manufactured prior to the Effective Time (“Seller’s Accounts Receivable”). Buyer shall be entitled to the collection and receipt of all Accounts Receivable in respect of goods and products manufactured on or after the Effective Time (“Buyer’s Accounts Receivable”). Buyer shall be entitled, after the Closing, to direct all trade debtors of the Business to make payment on all of Buyer’s Accounts Receivable at a specified address and/or account, and to the extent that either Buyer or Seller receives payment of Accounts Receivable owned by the other party, Buyer and Seller agree to promptly (within ten (10) calendar days) remit the proceeds to the designated bank account of Seller or Buyer, as appropriate, and Seller and Buyer shall otherwise cooperate in good faith in order to ensure that Seller receives payment of Seller’s Accounts Receivable and that Buyer receives payment of Buyer’s Accounts Receivable.
     Section 6.18 No Other Representations or Warranties; Disclaimer Regarding Estimates and Projections.
          (a) Except for the representations and warranties (i) contained in Article 4 of this Agreement, (ii) the Ancillary Documents or (iii) any document or certificate delivered pursuant to this Agreement or any of the Ancillary Documents, neither Seller nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at Law or in equity, on behalf of Seller, and Seller hereby disclaims any such representation or warranty whether by Seller, its Affiliates or any of their respective officers, directors, employees, agent or representatives or any other Person, with respect to the Business or the execution and delivery of any of this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Transferred Assets and any liabilities other than the Assumed Liabilities and none shall be implied at Law or in equity.
          (b) Except for the representations and warranties (i) contained in Article 5 of this Agreement, (ii) the Ancillary Documents or (iii) any document or certificate delivered pursuant to this Agreement or the Ancillary Documents, neither Buyer nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at Law or in equity, on behalf of Buyer, and Buyer hereby disclaims any such representation or warranty whether by Buyer, its Affiliates or any of their respective officers, directors, employees, agents or representatives or any other

Person, with respect to Buyer or the execution and delivery of any of this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby.
          (c) Buyer agrees that none of Seller or its Affiliates or any other Person acting on behalf of any of them will have or be subject to any Liability, except as specifically set forth in this Agreement or any Ancillary Documents, to Buyer, or any other Person resulting from the distribution to Buyer, for Buyer’s use, of any information, document or material made available to Buyer in certain “data rooms,” (whether electronic or otherwise), management presentations or any other form in expectation of the transactions contemplated by this Agreement and the Ancillary Documents. In connection with Buyer’s investigation of the Business, Buyer has received certain estimates, projections and forecasts, including projected statements of operating revenues and income from operations of the Business and Seller and certain business plan information. Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and forecasts, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and forecasts so furnished to it, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Seller makes no representation or warranty with respect to such estimates, projections and forecasts, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts, except that all estimates, projections and forecasts prepared by Seller were prepared in good faith using the best information available to management of Seller at the time of preparation thereof.
ARTICLE 7
EMPLOYMENT MATTERS
     Section 7.1 Offers of Employment. At least three Business Days prior to the Closing Date, Buyer shall offer employment to all Business Employees not then absent from work because of a short-term or long-term disability or workers’ compensation injury at rates of base compensation similar to the rates of base compensation of such Business Employees as of the date of this Agreement and with the benefits for Transferred Business Employees contemplated by Section 7.4. Buyer shall offer employment to substantially all Business Employees who did not receive an offer of employment prior to Closing because of their absence from work on account of a short-term disability or workers’ compensation injury (subject to the same base compensation rates and benefits as outlined above) when each such Business Employee’s short-term disability or workers’ compensation injury is lifted and the Business Employee again becomes fit to resume full-time work. Business Employees who accept Buyer’s offer of employment (the “Transferred Business Employees”) shall become employees of Buyer effective on the Closing Date or such later date as the offer of employment is made and accepted, and Seller shall terminate the employment of the Transferred Business Employees as of such date and the Transferred Business Employees shall thereafter no longer be Business Employees of Seller. Buyer shall have sole responsibility for the payment of all wages, overtime, sick pay, Taxes, withholdings and employee benefits incurred with respect to Buyer’s employment of the Transferred Business Employees on and after the Closing Date.
     Section 7.2 Hiring Process. Seller shall assist Buyer in Buyer’s efforts to evaluate and employ the Business Employees. Subject to Section 6.4, Seller shall provide Buyer reasonable access to the personnel records (including, but not limited to, wage progressions, vacation history, sick days, performance appraisals, disciplinary actions and grievances) of Seller with respect to the Omaha Business for the purpose of allowing Buyer to prepare for and conduct employment interviews of all Business Employees. Notwithstanding the foregoing, Buyer shall be solely responsible for any and all communications it makes to the Business Employees regardless of Seller’s involvement in such process or receipt of documents and materials to be distributed to the Business Employees. Buyer shall comply, at its own expense, with all Laws in connection with its communications to the Business Employees, the process of offering employment to them, and the hiring and transition of such Business Employees.
     Section 7.3 Certain Business Employee Liabilities. Seller shall have sole responsibility for the payment of all wages, 401K contributions, bonuses, incentive bonuses, stay bonuses, overtime, sick pay, taxes, withholdings and employee benefits incurred with respect to Seller’s employment of the Transferred Business Employees prior to the Closing Date. The parties’ obligations with respect to the Estimated Accrued Employee Obligations and the Final Accrued Employee Obligations are set forth in Section 3.4.
     Section 7.4 Employee Benefit Plans. All Transferred Business Employees shall be immediately eligible to participate in employee benefits plans sponsored by Buyer, which plans shall, in the aggregate, have substantially similar terms, conditions and benefits as those provided under Seller’s employee benefit plans listed on Schedule 7.4 (collectively, the “Seller Employee Benefit Plans”). To the extent that service is relevant for purposes of eligibility, vesting and benefit accrual, (including vacation accrual and severance entitlement) under any employee benefit plan maintained by Buyer, Buyer shall credit each Transferred Business Employee with such employee’s service with Seller or a predecessor entity to the same extent as if such service were with Buyer; provided, however, that such service shall not be required to be recognized to the extent that such recognition would result in duplication of benefits. Buyer shall (i) waive, or cause the waiver of, all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Business Employees and their eligible dependents, and (ii) provide each Transferred Business Employee and their eligible dependents with credit for any co-payments or deductibles paid prior to the Closing Date under the analogous Seller employee benefit plan. Seller shall be liable for any claims made or incurred by Business Employees and their beneficiaries through the Closing Date under the Seller Employee Benefit Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit. As soon as practicable after the Closing Date, Seller shall, at Seller’s cost, cause the assets held in trust under the Swift & Company 401K Savings Plan in respect of the aggregate accrued benefits of the Transferred Business Employees as of the Closing Date to be valued and transferred to the trust under Buyer’s 401(k) Plan; provided, however, that Buyer shall have first provided Seller with an opinion of counsel reasonably satisfactory to Seller that Buyer’s 401(k) Plan is qualified under Section 401(a) of the Code. The assets to be transferred from the trust under the Swift & Company 401K Savings Plan shall be in cash or, to the extent mutually agreed by Seller and Buyer, a combination of cash and securities or other property; and further provided, however, that any participant loans shall be transferred in kind. The amount transferred shall be adjusted to reflect any contributions or distributions properly attributable to such plan during the period prior to the transfer date. As of the time that the assets held in trust with respect to the Swift & Company 401K Savings Plan are transferred to the trust under Buyer’s 401(k) Plan, Buyer’s 401(k) Plan shall assume all liabilities of Seller and the Swift & Company 401K Savings Plan for the transferred accrued benefits thereunder, and such transfer shall be in full discharge of all obligations of Seller and the Swift & Company 401K Savings Plan in respect of the accrued benefits being transferred. Buyer and Seller shall reasonably cooperate with and assist each other in connection with such transfer and in the filing of any documents or forms required by such transfer of assets and liabilities. Notwithstanding the above, the amount transferred shall in no event be less than the amount necessary to satisfy the requirements of Section 414(l) of the Code.
     Section 7.5 Health Care Continuation Coverage. Seller shall pay and be solely liable for all liability, Taxes and sanctions under Section 4980B of the Code, and interest and penalties imposed upon, incurred by, or that arise by reason of or relate to its failure to comply with the health care continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, as amended (“COBRA Liabilities”) (a) for any Business Employees who do not become Transferred Business Employees, (b) for any qualified beneficiary (as defined in Section 4980B(g)(1) of the Code and Section 607(3) of ERISA) of individuals described in (a) above, (c) for any Transferred Business Employee or qualified beneficiary of a Transferred Business Employee who does not elect to become covered under Buyer’s group health plan in connection with the Transferred Business Employee’s offer of employment with Buyer, provided that Seller’s obligation to provide group health plan coverage to any such individual shall terminate upon the date the individual becomes covered under Buyer’s group health plan and (d) for any other qualified beneficiary who became such prior to the Closing Date. Buyer shall be responsible for all COBRA Liabilities with respect to any Transferred Business Employee who becomes covered under a Buyer group health plan upon employment with Buyer and any qualified beneficiary of that Transferred Business Employee who becomes a qualified beneficiary after the Transferred Business Employee becomes covered under Buyer’s group health plan.
     Section 7.6 WARN Act. Seller shall provide the notice required by WARN Act for any plant closing or mass layoff by Seller which takes place up to and including the Closing Date; provided, however, should Buyer fail to comply with its obligations under this Section 7.6 and such noncompliance creates any Liabilities under the WARN Act, Buyer agrees to be solely and entirely liable for such WARN Act Liabilities. Prior to the Closing Date, Seller shall, upon reasonable request from Buyer, deliver such notice as agent of, and on behalf of Buyer for any plant closing or mass layoff occurring within 60 days after the Closing Date. Buyer shall provide Seller with reasonable and adequate notice to permit Seller to fulfill its obligations under this Section 7.6. Seller agrees to pay all liability, cost, expense and sanctions (whether originally incurred by Buyer or Seller) resulting from Seller’s failure to provide the WARN Act notice in accordance with this Section 7.6 (provided that, Buyer shall have provided Seller with reasonable and adequate notice as contemplated by the preceding sentence). Buyer shall be solely responsible for providing the notice required by the WARN Act for any plant closing or mass layoff occurring more than 60 days after the Closing Date.
     Section 7.7 Former Nampa Employees. At the Closing, Seller shall provide Buyer with a list of all individuals employed by the Nampa Business immediately prior to the Nampa

Closure Date along with such individual’s last known mailing address as reflected in Seller’s records in order to assist Buyer in recommencing the operation of the Nampa Business.
     Section 7.8 No Employment or Third-Party Beneficiary Rights. The provisions of this Article 7 shall neither create any rights in any Transferred Business Employee to continued employment with Buyer for any specified period of time, nor create any third-party beneficiary rights in any Business Employee or, if hired by Buyer, any Transferred Business Employee, or any other Person (including any heir, beneficiary, executor, administrator, or representative of any Business Employee, Transferred Business Employee or any other Person claiming through any such employee or other Person), with respect to such employee’s or other Person’s employment or any term or condition thereof.
ARTICLE 8
CONDITIONS TO CLOSING
     Section 8.1 Conditions to Each Party’s Obligation to Close. The obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or before the Closing, of each of the following conditions:
          (a) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained; and
          (b) no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent the consummation of the transactions contemplated by this Agreement, and no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect.
          Section 8.2 Conditions to Buyer’s Obligation to Close. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Buyer), at or before the Closing, of each of the following conditions:
          (a) Seller shall have performed in all material respects each of the covenants and obligations required under this Agreement to be performed by it at or prior to the Closing and each of the representations and warranties of Seller set forth in Article 4 or the Ancillary Documents or any certificate delivered pursuant to this Agreement or any of the Ancillary Documents shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of such times, except that any representation or warranty that by its terms is stated to be true as of a particular date need be true and correct in all material respects only as of such date; provided that any such representation or warranty that by its terms is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by the above reference to “all material respects.” Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by the President or Chief Financial Officer of Seller, as to the satisfaction of the above conditions (the “Seller Closing Certificate”);

          (b) Seller shall have delivered to Buyer the Closing documents referred to in Section 3.2;
          (c) Each of the Required Third Party Consents shall have been obtained;
          (d) Within 20 days after the date of this Agreement, Seller, at Buyer’s sole cost and expense, shall have obtained and delivered to Buyer a preliminary report on title to the Owned Real Property as of a date subsequent to the date of this Agreement, issued by the Title Company, which preliminary report shall contain a commitment (the “Title Commitment”) of the Title Company to issue an owner’s title insurance policy at Buyer’s cost as Buyer may reasonably require (the “Title Policy”) insuring the fee simple absolute interest of Buyer in the Owned Real Property. The Title Commitment shall be in such amount as Buyer and Seller shall mutually agree and shall be subject only to the standard printed exceptions and Permitted Liens. The Title Company shall have issued or unconditionally committed at Closing to issue to Buyer the Title Policy in accordance with the Title Commitment;
          (e) Seller, at Buyer’s sole cost and expense, shall have obtained and delivered to Buyer prior to the Closing Date a survey of the Owned Real Property as of a date subsequent to the date of this Agreement which shall: (i) be prepared by a registered land surveyor reasonably acceptable to Buyer; (ii) be certified to the Title Company and to Buyer and (iii) show with respect to the Owned Real Property: (A) the legal description of the Owned Real Property (which shall be the same as the Title Policy pertaining thereto), (B) all buildings, structures and improvements thereon and all restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way across or serving the Owned Real Property (including any off-site easement affecting or appurtenant thereto), (C) no encroachments upon the Owned Real Property or adjoining parcels by buildings, structures or improvements and no other survey defects, (D) access to such parcel from a public street and (E) a flood certification reasonably satisfactory to Buyer to the effect that no portion of the Owned Real Property is located within a flood hazard area;
          (f) Buyer shall have received evidence reasonably acceptable to Buyer of the release and termination of each Lien on any of the Transferred Assets, except Permitted Liens; and
          (g) Buyer shall have received an appraisal or valuation of not less than $20,000,000 for the Transferred Assets from an independent appraisal or valuation firm reasonably acceptable to Seller.
     Section 8.3 Conditions to Seller’s Obligation to Close. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Seller), at or before the Closing, of each of the following conditions:
          (a) Buyer shall have performed in all material respects each of the covenants and the obligations required under this Agreement to be performed by it at or prior to the Closing and each of the representations and warranties of Buyer set forth in Article 5 or the Ancillary Documents or any certificate delivered pursuant to this Agreement or the Ancillary Documents shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of such times, except that any representation or warranty that by its terms is stated to be true as of a particular date need be true and correct in all material respects only as of such date; provided that any such representation or warranty that by its terms is qualified by a materiality standard or a material adverse effect qualification shall not be further qualified by the above reference to “all material respects.” Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by the President or Chief Financial Officer of Buyer, as to the satisfaction of the above conditions (the “Buyer Closing Certificate”); and
          (b) Buyer shall have delivered to Seller the Closing documents and tendered payment of the amounts referred to in Section 3.3.
ARTICLE 9
TERMINATION
     Section 9.1 Termination.
          (a) This Agreement may be terminated prior to the Closing:
               (i) by mutual consent of Buyer and Seller;
               (ii) by either Buyer or Seller if the Closing shall not have occurred by May 26, 2006 (as such date may be extended by the mutual written consent of Buyer and Seller) (the “Termination Date”); provided, however, that this right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
               (iii) by either Buyer or Seller if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(iii) shall not be available to any party who did not use reasonable best efforts to lift any such order, decree, ruling or other action; or
               (iv) by either Buyer or Seller if there shall have been any breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement (or any circumstance or state of facts shall exist, which if the representations and warranties were then made (except to the extent such representations and warranties speak expressly as of an earlier date) would constitute a breach of a representation or warranty), which breach, circumstance or state of facts (A) would give rise to the failure of a condition to the Closing hereunder (or in the case of the circumstances or state of facts, would give rise to a failure of a condition to the Closing if such Closing were to occur on such date) and (B) either (1) cannot be cured or (2) if it can be cured, has not been cured prior to the first to occur of (x) 5:00 p.m., Mountain Daylight Time, on the date that is 30 days following receipt by the breaching party of written notice of such breach, circumstance or state of facts or (y) 5:00 p.m., Mountain Daylight Time, on the date immediately preceding the Termination Date;
               (v) by either party as provided in Section 3.6;
               (vi) by Buyer as provided in Section 6.2; and
               (vii) by either party as provided in Section 6.3.
          (b) The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives whether prior to or after the execution of this Agreement.
     Section 9.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 9.1, the undertakings of the parties set forth herein shall forthwith be of no further force and effect; provided, however, that Article 1 (to the extent relevant to this Article 9 or Article 10) and this Section 9.2, Section 9.3, Section 12.1 through Section 12.6, Section 12.8, Section 12.10 and Section 12.12 shall survive any such termination, without any liability to any party in respect hereof or of the transactions contemplated hereby on the part of any party hereto or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except pursuant to Section 9.3 and except that that no such termination shall relieve any party from liability for such party’s breach of any term or provision of this Agreement.
     Section 9.3 Liquidated Damages. If this Agreement is terminated (a) by Seller pursuant to Section 9.1(a)(iv) or (b) by Seller pursuant to Section 9.1(a)(ii) due to Buyer’s failure or refusal to effect the Closing in accordance with the terms and conditions hereof, notwithstanding that Buyer’s conditions to close the transactions contemplated by this Agreement contained in Section 8.1 and Section 8.2 hereof have been satisfied, the parties agree and acknowledge that Seller will suffer damages that are not practicable to ascertain. Accordingly, in such event, and if within 10 calendar days after termination of this Agreement by Seller as set forth in clause (a) or (b) of this Section 9.3, Seller delivers to Buyer a written demand for liquidated damages, Seller shall be entitled to the sum of $500,000 in cash as liquidated damages payable by Buyer within three Business Days after receipt of Seller’s written demand. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties’ good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by Seller as set forth in clause (a) or (b) of this Section 9.3.
ARTICLE 10
INDEMNIFICATION
     Section 10.1 Obligation of Parties to Indemnify.
          (a) Indemnification by Seller. Subject to the limitations set forth in this Article 10 and in any Ancillary Documents, from and after the Closing, Seller shall defend and indemnify Buyer and its directors, officers, employees, stockholders, Affiliates and agents (the “Buyer Indemnified Parties”) from and against, and hold each Buyer Indemnified Party harmless from, any and all losses, claims, demands, suits, proceedings, judgments, charges, penalties, fees, damages or liabilities, and all costs and expenses (including, without limitation, expenses of investigation, legal fees and costs) (the “Losses”), incurred by any Buyer Indemnified Party, resulting from or arising out of:
               (i) any inaccuracy or breach of any representation or warranty made by Seller in this Agreement, the Ancillary Documents or in any certificate furnished or to be furnished by Seller and its Affiliates to Buyer hereunder;
               (ii) the non-fulfillment or breach of any agreement or covenant made by Seller in or pursuant to this Agreement or any Ancillary Documents; and
               (iii) any Retained Liability.
          (b) Indemnification by Buyer. Subject to the limitations set forth in this Article 10 and in any Ancillary Documents, from and after the Closing, Buyer shall indemnify Seller and its directors, officers, employees, stockholders, Affiliates and agents (the “Seller Indemnified Parties”) from and against, and hold each Seller Indemnified Party harmless from, any and all Losses incurred by any Seller Indemnified Party, resulting from or arising out of:
               (i) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement, the Ancillary Documents or in any certificate furnished or to be furnished by Buyer and its Affiliates to Seller hereunder or under any Ancillary Documents;
               (ii) the non-fulfillment or breach of any agreement or covenant made by Buyer in or pursuant to this Agreement or any Ancillary Documents; and
               (iii)any Assumed Liability.
     Section 10.2 Indemnification Procedures — Third Party Claims.
          (a) If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this Article 10 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article 10, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with notice of such Third Party Claim. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Parties have suffered actual and material prejudice by such failure. After such notice, if the relevant Indemnifying Party shall acknowledge, in writing, to the Indemnified Party that the relevant Indemnifying Party shall be obligated under the terms of their indemnity hereunder in connection with such Third Party Action, then the Indemnifying Party shall be entitled to participate in or, at its option, assume the defense, appeal or settlement of such Third Party Claim. Such defense or settlement shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith. In the event that the Indemnifying Party fails to assume the defense or settlement of any Third Party Claim within 20 Business Days after receipt of notice thereof from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party.
          (b) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such Third Party Claim, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third Party Claim, (iii) the Indemnified Party shall have been advised by counsel that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel.
          (c) No Indemnifying Party shall agree to any compromise, settlement, admission or acknowledgment of the validity of such Third Party Claim if it (i) does not include a complete and unconditional release of the Indemnified Party from all Liabilities with respect thereto, (ii) that imposes any liability on the Indemnified Party without the prior written consent of Indemnified Party, (iii) imposes injunctive or other equitable relief against the Indemnified Party or (iv) includes any statement or undertaking as to fault or culpability of the Indemnified Party.
          (d) Notwithstanding Section 10.2(a), the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim as to which the Indemnifying Party fails to assume the defense within 20 Business Days after receipt of notice thereof from the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.
          (e) Any Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom and, at no out-of-pocket cost to the Indemnified Party, shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include reasonable access during normal business hours afforded to the Indemnifying Party and its agents and representatives to, and reasonable retention by the Indemnified Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall extend the same cooperation and access as are required to be extended by the

Indemnified Parties pursuant to this Section 10.2(e). The parties shall cooperate with each other in any notifications to insurers.
     Section 10.3 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Liabilities which such Indemnified Party claims are subject to indemnification under the terms hereof. The notice shall describe the indemnification sought in reasonable detail to the extent known and shall indicate the amount (estimated, if necessary, and if then estimable) of the Loss that has been or may be suffered. Subject to the limitations otherwise set forth in this Article 10, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.
     Section 10.4 Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made hereunder shall survive the Closing. Except as otherwise provided herein, the representations and warranties set forth in this Agreement shall terminate on the twenty-fourth month anniversary of the Closing Date, except that this time limitation shall not apply to any (i) claims for breaches of the representations and warranties contained in Section 4.1 [Organization], Section 4.2 [Authorization], Section 4.3 [No Conflicts or Violations; No Consents or Approvals Required], Section 4.5(a) through Section 4.5(e) [Title to Transferred Assets], Section 4.10 [Brokers and Finders] and Section 5.4 [Brokers and Finders], which representations and warranties shall survive until the expiration of the applicable statute of limitations period, (ii) claims for breaches of the representations and warranties contained in Section 4.9 [Taxes], which shall survive until the expiration of the statute of limitations period for the relevant Tax and (iii) claims for breaches of representations and warranties contained in Section 4.11 [Environmental Matters], which shall survive until the earlier of the fifth anniversary of the Closing Date and the expiration of the statute of limitations period. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but such termination shall not affect any claim for a breach of a representation or warranty that was asserted before the date of termination.
     Section 10.5 Limitations of Damages.
          (a) No Buyer Indemnified Party shall be entitled to recover from Seller any Losses pursuant to Section 10.1(a)(i) unless and until the aggregate amount of such Losses theretofore incurred by all Buyer Indemnified Parties exceeds $300,000 (the “Losses Threshold”) and then only for such Losses in excess of the Losses Threshold. The maximum aggregate liability obligation of Seller to the Buyer Indemnified Parties (including Liabilities of Seller for cost, expenses and attorneys’ fees paid or incurred in connection therewith or in connection with the curing of any and all breaches of Seller’s representations, warranties, covenants and agreements) collectively pursuant to Section 10.1(a)(i) shall not exceed $2,500,000 (the “Maximum Liability”); provided, however, that the Maximum Liability for Losses resulting from or arising out of any breach or inaccuracy of a representation or warranty included in Section 4.1 [Organization], Section 4.2 [Authorization], Section 4.3 [No Conflicts or Violations;

No Consents or Approvals Required], Section 4.5(a) through Section 4.5(e), [Title to Transferred Assets], Section 4.9 [Taxes], Section 4.10 [Brokers and Finders], Section 4.11 [Environmental Matters] and Section 5.4 [Brokers and Finders] or any certificate based on any such Sections shall be the Purchase Price.
          (b) Solely for purposes of calculating the amount of Losses incurred arising out of or relating to any breach or inaccuracy of a representation or warranty (and not for purposes of determining whether or not a breach has occurred), the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms), including as expressed in accounting concepts such as GAAP, shall be disregarded.
          (c) The amount of any Losses for which indemnification is provided under this Article 10 shall be (i) net of any amounts actually recovered by Indemnified Parties pursuant to any insurance proceeds or indemnification by or indemnification agreement with any third party (net of any costs incurred to obtain such recovered amounts) (each such source named in clause (i), a “Collateral Source”) and (ii) increased to take account of any net Tax cost incurred by the Indemnified Party attributable to such Losses and reduced to take account of any net Tax benefit realized by the Indemnified Party attributable to such Losses. If the amount to be netted hereunder from any payment required hereunder is determined after payment of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article 10, the Indemnified Party shall repay to Seller or to Buyer, as applicable, promptly after such determination, any amount that should not have been paid pursuant to this Article 10 had such determination been made at the time of such payment. Indemnification under this Article 10 shall not be available to any Indemnified Party to the extent that such Indemnified Party has not first sought recovery from any Collateral Source for such claim.
          (d) Each of Buyer and Seller acknowledges and agrees that no Indemnified Party shall have a right to assert claims under any provision of this Agreement for any Losses to the extent that such Losses relate to actions taken by Buyer after the Effective Time (with respect to claims by the Buyer Indemnified Parties) or by Seller after the Effective Time (with respect to claims by Seller Indemnified Parties). Nothing provided in this Article 10 shall limit any duty of an Indemnified Party to mitigate Losses under applicable Law applicable to the Business or to Buyer.
          (e) No party shall be liable for any punitive, indirect or consequential damages or lost profits arising out of, based upon or resulting from the transactions contemplated by this Agreement or any breach of any representation or warranty in this Agreement, except for punitive damages paid to a third party (that is not an Indemnified Party) pursuant to a Third Party Action, which punitive damages shall be included in, and recoverable as, Losses for which an Indemnified Party may seek indemnification under this Article 10.
     Section 10.6 Exclusive Remedy. After the Closing, the rights set forth in this Article 10 shall be the Indemnified Parties’ sole and exclusive remedies with respect to any and all claims relating to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby. Notwithstanding the foregoing, nothing herein shall prevent any of the parties hereto from bringing an action based upon allegations of fraud or intentional misrepresentation with respect to the other parties in connection with this Agreement.

     Section 10.7 Tax Treatment. Any indemnification payments under this Article 10 shall be treated to the extent permitted by applicable Law applicable to the Business or to Buyer, for Tax purposes, as adjustments to the Purchase Price.
ARTICLE 11
ADDITIONAL AGREEMENTS
     Section 11.1 Access to Information; Preservation and Delivery.
          (a) After the Closing Date, each of the parties shall grant to the other such access to their respective financial records and other books and records in their possession related to the conduct of the Business or the Transferred Assets and such cooperation and assistance as shall be reasonably required to enable each of them to complete their legal, regulatory, stock exchange and financial reporting requirements and to complete their Tax returns, as applicable. In the event that any such Tax return becomes the subject of any audit or investigation, each of the parties shall give the other all reasonable cooperation, access and assistance as needed during normal business hours upon reasonable advance notice with respect to such financial data and other books and records as may be necessary to enable such first party to defend any such audit or investigation. Each party shall promptly reimburse the other for such other party’s reasonable out-of-pocket expenses associated with requests made by such first party under this Section 11.1, but no other charges shall be payable by the requesting party to the other party in connection with such requests.
          (b) Seller shall have the right to retain copies of all books and records of the Business relating to periods ending on or prior to the Effective Time. Each party agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business in the possession of that party or its Affiliates for the longer of any applicable statute of limitations period or a period of seven years from the Closing Date. After such seven year or longer period, before such party or any Affiliate shall dispose of any of such books and records, that party shall give at least 90 days’ prior written notice of such intention to dispose to the retaining party, and the non-retaining party shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as the non-retaining party may elect. No party shall be responsible or liable hereunder for, or as a result of, any accidental loss, damage or destruction of such books and records.
     Section 11.2 Public Announcements. No party will issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other party, except as may be required by such party or its Affiliates under applicable Laws or regulations or mutually agreed in advance (it being acknowledged and understood by Buyer that Seller may determine, in its sole discretion, whether disclosure of this Agreement and the transactions contemplated hereby is required pursuant to the reporting obligations of Seller and its parent under the Securities Act of 1933 or the Securities Exchange Act of 1934).
     Section 11.3 Re-Commissioning of Nampa Business.

          (a) Buyer and Seller agree that in connection with the consummation of the transactions contemplated by this Agreement, the facility at which Seller conducted the Nampa Business, located in Nampa, Idaho may be re-commissioned by Buyer (the “Nampa Re-Commissioning”) so as to enable Buyer to operate the Nampa Business. Seller shall use its commercially reasonable efforts to assist Buyer with the Nampa Re-Commissioning, including, but not limited to, incurring certain costs and expenses (the “Re-Commissioning Costs”) associated with cleaning, restoring, replacing and/or repairing any of the Transferred Assets used primarily in connection with the Nampa Business to a condition necessary to make the Nampa, Idaho location operational as a non-fed cattle processing facility and meet the requirements of any relevant government agency with respect to such operations. Buyer and Seller further agree to allocate the Re-Commissioning Costs as follows: (i) all Re-Commissioning Costs up to and including an aggregate amount of $300,000 shall be borne solely and entirely by Seller; (ii) Buyer shall bear solely and entirely all Re-Commissioning Costs in excess of (but not including) the initial $300,000 and up to and including an aggregate amount of $700,000; (iii) Buyer and Seller shall bear equally all Re-Commissioning Costs in excess of (but not including) $700,000 and up to and including an aggregate amount of $1,500,000; and (iv) all Re-Commissioning Costs in excess of (but not including) $1,500,000 shall be borne solely and entirely by Buyer; provided, however, that Seller shall only be liable for any Re-Commissioning Costs incurred by Seller or Buyer within 24 months of the Effective Time. In the event that Buyer, through its own resources, is able to obtain funds from third parties to assist in the Nampa Re-Commissioning these shall belong to Buyer and shall not form part of the calculations set forth above.
          (b) Any Re-Commissioning Costs incurred by any party to this Agreement shall in no way affect the Purchase Price for the Transferred Assets and Seller and Buyer agree not to seek to increase or decrease, as applicable, the Purchase Price as a result of the payment of any Re-Commissioning Costs. Buyer and Seller shall not be permitted to offset any amounts owed under this Article 11 for Re-Commissioning Costs against any other claims or amounts under this Agreement.
          (c) Seller agrees to prepare and deliver to Buyer on or prior to 90 days after the Closing Date “as built” electrical and mechanical system drawings as would be reasonably necessary for general maintenance purposes at each of the Omaha facility and the Nampa facility (collectively, the “Engineering Drawings”). All costs and expenses incurred by Seller in connection with the Engineering Drawings will be borne solely and entirely by Seller and shall not be deemed Re-Commissioning Costs.
          (d) Until such time as Buyer completes the Nampa Re-Commissioning, Buyer will maintain the Nampa facility in accordance with such “mothball” practices as are customarily practiced by operators of industrial facilities in order to maintain them in a condition fit for reconditioning. Except as set forth on Schedule 11.3(d), Seller confirms that the Nampa facilities have since the Nampa Closure Date been “mothballed” in accordance with such practices as are customarily practiced by operators of industrial facilities in order to maintain them in a condition fit for reconditioning. As of the date of this Agreement and except as otherwise disclosed in this Agreement, Seller has no Knowledge of any fact or circumstance that would prohibit the Nampa Re-Commissioning.

     Section 11.4 Further Assurances. After the Closing, each party shall take such further actions and execute such further documents as may be necessary or reasonably requested by the other party in order to effectuate the intent of this Agreement and to provide such other party with the intended benefits of this Agreement.
ARTICLE 12
MISCELLANEOUS
     Section 12.1 Expenses. Except as otherwise expressly provided in this Agreement or as provided by Law, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses.
     Section 12.2 Notices.
     (a) Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by facsimile transmission, provided that a confirmation copy thereof is sent no later than the Business Day following the day of such transmission by documented overnight delivery service or first class mail, postage prepaid (certified or registered mail, return receipt requested) or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (w) on the date of the delivery, if delivered personally, (x) on the Business Day after dispatch by documented overnight delivery service, if sent in such manner, (y) on the date of facsimile transmission, if so transmitted or (z) on the fifth Business Day after sent by first class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:
     Notices to Seller:
Swift Beef Company
1770 Promontory Circle
Greeley, Colorado 80634
Attention: Donald F. Wiseman
Telecopier No.: (970) 506-8323
     with a copy to:
Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201-2975
Attention: Christine A. Hathaway
Telecopier No.: (214) 999-7714

     Notices to Buyer:
XL Foods Inc.
#303, 13220 St. Albert Trail
Edmonton, Alberta, Canada T5L 4W1
Attention: Chief Financial Officer
Telecopier No.: (780) 479-8469
     with copies to:
Corbett Smith Bresee LLP
10056 – 101A Avenue
Edmonton, Alberta, Canada T5J 0C8
Attention: Robert T. Anderson
Telecopier No.: (780) 428-1107
          (b) Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 12.2.
     Section 12.3 Entire Agreement; Amendment; Waiver. This Agreement, the Confidentiality Agreement and the Exhibits and Schedules attached hereto constitute the entire understanding between the parties with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto. This Agreement may be amended only in a writing signed by all parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party to be charged with such waiver. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.
     Section 12.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     Section 12.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties as provided in Article 10) any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 12.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with, the internal laws of the State of Delaware. Any action brought in connection with the transactions contemplated by this Agreement shall be brought in the United States District Court for the District of Colorado, if federal jurisdiction is proper, or any state court in Colorado if a state court forum is proper. The parties irrevocably consent to the jurisdiction of such court and waive any objections to venue or jurisdiction.
     Section 12.7 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party; provided, however, that (a) Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof which is a wholly-owned direct or indirect subsidiary of Buyer so long as such assignee, as a condition to such assignment, agrees in writing (in form and substance reasonably satisfactory to Seller), to be bound by the terms and conditions of this Agreement applicable to Buyer and such assignee shall, in such writing, make the representations and warranties set forth in Article 5 as itself, and provided that such assignment will not cause any delay in consummating the transactions contemplated by this Agreement or the Ancillary Documents and (b) Buyer may collaterally assign its rights under this Agreement to any institutional lender that provides funds to Buyer solely to secure Buyer’s obligations under any credit arrangements entered into in connection with this Agreement (and any refinancings or substitutions thereof); and provided, further, any party may assign its right to receive a payment entitled to be received by it pursuant to this Agreement. In the event of an assignment pursuant to this Section 12.7, Buyer shall be released from all liabilities or obligations pursuant to this Agreement except for any liabilities and obligations arising under Section 3.4(b), Section 6.5, Section 6.8, Section 9.3 and Section 10.1(b). Any attempted assignment in violation of this Section 12.7 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     Section 12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 12.9 Bulk Sales Law. Buyer agrees to waive compliance by Seller with the requirements of any bulk sales statute and Seller agrees to indemnify and hold Buyer harmless against any claim made against Buyer by any creditor of Seller as a result of a failure to comply with any such statute.
     Section 12.10 Director and Officer Liability.
          (a) The directors, officers and stockholders of Seller and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that Buyer may assert) other than as an assignee of this Agreement.
          (b) The directors, officers and stockholders of Buyer and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that Seller may assert) other than as an assignee of this Agreement.
     Section 12.11 Disclosure Generally. Each Schedule to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement that may be reasonably inferred to apply to the disclosures required by such Schedule. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of materiality with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. A disclosure made by any party to this Agreement in any Schedule that is sufficient on its face to reasonably inform another party to this Agreement of information required to be disclosed in another Schedule in order to avoid a misrepresentation thereunder shall be deemed, for all purposes of this Agreement, to have been made with respect to such other Schedule.
     Section 12.12 Rules of Construction. Each party and its counsel cooperated in the drafting and preparation of this Agreement and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted any provision of this Agreement is of no application and is hereby expressly waived.
[The Remainder of this Page is Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SWIFT BEEF COMPANY

By:	/s/ William G. Trupkiewicz

William G. Trupkiewicz
Acting Chief Financial Officer, Senior Vice President and Corporate Controller

XL FOODS INC.

By:	/s/ Brian Nilsson

Brian Nilsson
Co-Chief Executive Officer
[Signature Page — Asset Purchase Agreement]

EXHIBIT A
Form of Special Warranty Deed
CORPORATE SPECIAL WARRANTY DEED
                                        , a                                        , GRANTOR, in consideration of One Dollar and other good and valuable consideration received from                                                                                 , as GRANTEE, conveys to GRANTEE, the real estate located in Douglas County, Nebraska and further described on Exhibit A attached hereto and made a part hereof.
GRANTOR covenant with GRANTEE that GRANTOR:
(1)	Is lawfully seized of such real estate and that it is free from encumbrances, except easements and restrictions of record and those exceptions set forth in Schedule B-Section of commitment for title insurance No. issued by , issue date of , 2006.

(2)	Has legal power and lawful authority to convey the same.

(3)	Warrants and will defend title to the real estate against the lawful claims of all persons claiming by or through Grantor.
(4) The undersigned person executing this deed on behalf of the Grantor represents and certifies that she is a duly elected officer of the Grantor and has been fully empowered, by proper resolution of the Board of Director’s of the Grantor, to execute and deliver this deed; that Grantor has full corporate capacity to convey the real estate described herein; and that all necessary corporate action for the making of this conveyance has been completed.
IN WITNESS WHEREOF, Grantor has caused this deed to be executed this                      day of                                         , 2006.
                                                            , a
                                                            , Grantor

By: Authorized officer

STATE OF	)

)§§
COUNTY OF	)

     The foregoing instrument was acknowledged before me on the                                          day of                                                             , 2006 by                                         ,                                          of                                         , a                                                             .

Notary Public

SPECIAL WARRANTY DEED
     FOR VALUE RECEIVED,                                                             , Grantor, does hereby grant to                                                             , Grantee, whose address is                                                                                  the property situated in Canyon County, Idaho and further described on Exhibit A attached hereto and made a part hereof.
     TOGETHER WITH all and singular the tenements, hereditament, and appurtenances thereunto belonging, or otherwise appertaining, including water rights, and all estate, right, title and interest in and to the said property.
     SUBJECT TO: easements and restrictions of record and those exceptions set forth in Schedule B-Section                      of commitment for title insurance No.                                          issued by                                         , issue date of                                                             , 2006.
     IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed this                      day of                                         , 2006.

GRANTOR:

\

STATE OF	)

)§§
County of	)

     On this                      day of                                         , 2006, before me, the undersigned, a Notary Public in and for said State, personally appeared                                                             , known or identified to me to be the person whose name is subscribed to the within and foregoing instrument, and acknowledged to me that he executed the same.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public for

Residing at

My commission expires:

STATE OF	)

)§§
County of	)
     On this                      day of                                         , 2006, before me, the undersigned, a Notary Public in and for said State, personally appeared                                                             , known or identified to me to be the                                          of                                         , the corporation that executed the within and foregoing instrument or the person who executed the instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public for

Residing at

My commission expires:

EXHIBIT B
Form of Assumption Agreement
ASSUMPTION AGREEMENT
     THIS ASSUMPTION AGREEMENT (the “Agreement”) is made and entered into as of                                         , 2006, by and between XL Foods Inc., a Canadian corporation (“Assignee”), and Swift Beef Company, a Delaware corporation (“Assignor”). Capitalized terms used herein but not defined shall have the meanings assigned to them in that certain Asset Purchase Agreement, dated as of April 12, 2006 (the “Purchase Agreement”), by and between Assignee and Assignor.
WITNESSETH:
     A. Concurrently with the execution and delivery hereof, Assignor has sold, transferred and assigned to Assignee the Transferred Assets pursuant to the terms and conditions of the Purchase Agreement.
     B. Pursuant to the Purchase Agreement, Assignee has agreed to assume the Assumed Liabilities.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignee hereby covenants and agrees with Assignor as follows:
     1. Effective as of the date hereof, Assignee hereby agrees to assume and be solely responsible for the payment, performance and discharge of all of the Assumed Liabilities.
     2. This Agreement shall be subject to the terms and conditions set forth in the Purchase Agreement, and nothing contained in this Agreement shall be construed to limit, terminate or expand the representations, warranties and covenants set forth in the Purchase Agreement.
     3. The undertakings, covenants and agreements set forth herein shall be binding upon and inure to the benefit of Assignee, Assignor and their respective successors and assigns.
     4. The terms and conditions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to its conflict of law provisions.

B-1

     IN WITNESS WHEREOF, Assignee and Assignor have executed this Agreement as of the date first set forth above.

XL FOODS INC.

By:

Name:

Title:

SWIFT BEEF COMPANY

By:

Name:

Title:

B-2

EXHIBIT C
Form of Bill of Sale
BILL OF SALE AND ASSIGNMENT
     Swift Beef Company, a Delaware corporation (“Seller”), for good and valid consideration, as provided in that certain Asset Purchase Agreement, dated as of April 12, 2006 (the “Purchase Agreement”), by and between Seller and XL Foods Inc., a Canadian corporation (“Buyer”), the receipt and sufficiency of which are hereby acknowledged, does hereby sell, transfer and assign to Buyer, pursuant to the terms and conditions of the Purchase Agreement, all of Seller’s right, title and interest in and to the Transferred Assets.
     This Bill of Sale and Assignment shall be subject to the terms and conditions set forth in the Purchase Agreement and nothing contained in this Bill of Sale and Assignment shall be construed to limit, terminate or expand the representations, warranties and covenants set forth in the Purchase Agreement.
     Nothing in this Bill of Sale and Assignment, express or implied, is intended or shall be construed to confer upon, or to give to, any person, firm, corporation or other entity other than Seller, Buyer and their respective successors and assigns, any right or remedy under or by reason of this Bill of Sale and Assignment or any term, covenant or condition hereof, and all the terms, covenants, conditions, promises and agreements contained in this Bill of Sale and Assignment shall be for the sole and exclusive benefit of Seller, Buyer and their respective successors and assigns.
     The terms and conditions of this Bill of Sale and Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to its conflict of law provisions.
[The Remainder of this Page is Intentionally Blank]

C-1

     IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale and Assignment as of                                         , 2006.

SWIFT BEEF COMPANY

By:

Name:

Title:

C-2

EXHIBIT D
Form of Patent License Agreement
PATENT LICENSE AGREEMENT
     THIS PATENT LICENSE AGREEMENT (the “Agreement”) is made and entered into as of                                         , 2006 (the “Effective Date”), by and among Swift Beef Company, a Delaware corporation (“Licensor”), XL Foods Inc., a Canadian corporation (“XL Foods Licensee”) and XL Four Star Beef Inc., a Delaware corporation (“XL Four Star Licensee” and, together with XL Foods Licensee, the “Licensees” and each, a “Licensee”). Licensor and each Licensee are individually referred to herein as a “Party,” and collectively as the “Parties”.
     WHEREAS, Licensor, having its principal offices at 1770 Promontory Circle, Greeley, CO 80634, U.S.A. or one of its affiliates, owns intellectual property regarding separating parts from a carcass;
     WHEREAS, XL Foods Licensee, having its principal offices at #303, 13220 St. Albert Trail, Edmonton, Alberta, Canada T5L 4W1, is desirous of acquiring a license to such intellectual property for XL Foods Licensee’s direct use solely in Canada as part of the Asset Purchase Agreement between Licensor and XL Foods Licensee, dated April 12, 2006 (the “Purchase Agreement”); and
     WHEREAS, XL Four Star Licensee, having its principal offices at #303, 13220 St. Albert Trail, Edmonton, Alberta, Canada T5L 4W1, is desirous of acquiring a license to such intellectual property for XL Four Star Licensee’s direct use solely at its facilities in Omaha, Nebraska and Nampa, Idaho as part of the Purchase Agreement.
     NOW, THEREFORE, in consideration of the above premises and mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINED TERMS
     Section 1.1 Definitions.
     The following terms used in this Agreement shall have the meanings indicated below unless the context otherwise indicates:
     “Affiliate” shall mean, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person.
     “Canadian Licensed Territory” shall mean Canada.

     “Canadian Swift Patent” shall mean only the Canadian Patent listed in Exhibit A to this Agreement.
     “Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
     “Licensed Technology” shall mean all methods, processes, apparatuses, devices, products, web sites, systems and other inventions falling within the scope of one or more claims of the Swift Patents.
     “Person” means an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization or other legal or governmental entity.
     “Swift Patents” shall mean the Canadian Swift Patent and the U.S. Swift Patents.
     “Third Party” shall mean a Person other than a Party to this Agreement.
     “U.S. Swift Patents” shall mean only the U.S. Patents listed in Exhibit A to this Agreement.
Section 1.2 Interpretation.
     In this Agreement, unless otherwise specified or where the context otherwise requires:
          (a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;
          (b) words importing any gender shall include other genders;
          (c) words importing the singular only shall include the plural and vice versa;
          (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”
          (e) the words “hereof,” “hereto,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (f) references to “Articles,” “Exhibits,” “Sections” and other subdivisions shall be to Articles, Exhibits, Sections and other subdivisions of or to this Agreement;
          (g) references to any Person include the successors and permitted assigns of such Person;
          (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”

          (i) reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and
          (j) any agreement, instrument, insurance policy, statute, regulations, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.
ARTICLE II
GRANTS AND COVENANTS
Section 2.1 Grant of License.
     Subject to the exchange of consideration provided under the Purchase Agreement and the terms and conditions of this Agreement, Licensor hereby grants (i) to XL Foods Licensee, an exclusive, non-transferable, royalty-free, fully paid-up, license, without the right to sub-license, under the Canadian Swift Patent for the sole and limited purposes of using the Licensed Technology for Licensee’s own direct benefit at Licensee’s facilities within the Canadian Licensed Territory and (ii) to XL Four Star Licensee, two non-exclusive, non-transferable, royalty-free, fully paid-up, licenses, without the right to sub-license, under the U.S. Swift Patents for the sole and limited purposes of using the Licensed Technology for XL Four Star Licensee’s own direct benefit at XL Four Star Licensee’s facilities in Omaha, Nebraska and Nampa, Idaho.
Section 2.2 Use of Licensed Technology by Licensor.
     Notwithstanding the license grants in Section 2.1, Licensor reserves its right and the rights of any of its Affiliates to use the Canadian Swift Patent and the Licensed Technology related thereto within the Canadian Licensed Territory solely at facilities owned or controlled by Licensor or any of its Affiliates. Nothing in this Agreement, express or implied, in any way restricts Licensor’s or any of its Affiliates’ rights to use the Licensed Technology in any area other than the Canadian Licensed Territory.
Section 2.3 No Other Rights.
     No rights or licenses are granted under the Swift Patents except as expressly provided herein, whether by implication, estoppel or otherwise. Without limiting the foregoing sentence, (i) no right to grant sublicenses is granted under the licenses set forth in this Agreement and (ii) no release or license is granted by any Party, either directly or by implication, estoppel or otherwise, to any Third Party for the combination of the Licensed Technology with any other items that are not Licensed Technology or for the use of such combination, except as necessary for the normal and intended use of the Licensed Technology itself.

ARTICLE III
TERM
Section 3.1 Term.
     The term of this Agreement shall commence upon the Effective Date and shall continue until the expiration of all of the Swift Patents, unless earlier terminated as set forth below.
Section 3.2 Termination.
     If either Licensee breaches this Agreement, and does not cure such breach within thirty (30) days after written notice thereof from Licensor, the licenses granted by Article II of this Agreement may be terminated upon written notice to that effect from Licensor at any time after such thirty (30) day period so long as the breach remains uncured. In the event of termination pursuant hereto, the licenses and covenants granted to the Licensees hereunder shall terminate as of the date of such written notice and the Licensor shall retain its remedies for such breach. All other provisions of this Agreement shall survive such termination.
ARTICLE IV
INTELLECTUAL PROPERTY PROTECTION
Section 4.1 Prosecution of Infringement.
     During the term of this Agreement, each Party shall promptly inform the other Parties of any suspected infringement, misappropriation or theft of the Licensed Technology by a Third Party. Any action or proceeding against such Third Party shall be instituted as following:
          (a) Licensor shall have the first right but not the obligation to institute an action for infringement, misappropriation or theft of the Licensed Technology against such Third Party.
          (b) If Licensor has not within three (3) months from the date on which it is notified or otherwise becomes aware of an infringement or misappropriation either terminated such infringement or initiated legal action against the infringer or defendant, it shall, upon written request of either Licensee, grant to such Licensee the right to prosecute an action against the infringer or defendant. Licensee shall pay all its expenses, including costs and legal fees incurred in bringing and prosecuting such infringement or misappropriation action. Licensor will cooperate with the Licensees in any suit for infringement or misappropriation brought by either Licensee. Licensor shall have the right to consult with either Licensee and to participate in and be represented by independent counsel in such litigation at its own expense. The Licensees shall periodically reimburse Licensor for its out-of-pocket costs (excluding independent counsel fees) incurred in cooperating with either Licensee. If either Licensee desires to settle or compromise a suit or action in a manner that adversely impacts Licensor or the Licensed Technology, such Licensee shall not so settle or compromise such suit or action without the written consent of Licensor, which may be withheld in its sole discretion.

          (c) Should Licensor commence suit under the provisions of this Section 4.1 and thereafter elect to abandon the same, Licensor shall give timely notice to the Licensees and either Licensee may, if it desires, continue prosecution of such action.
          (d) Should either of the Licensees commence suit under the provisions of this Section 4.1 and thereafter elect to abandon the same, such Licensee shall give timely notice to Licensor who may, if it desires, continue prosecution of such action.
          (e) In any action pursuant to this Section, all recoveries, whether by judgment, award, decree or settlement, from infringement, misappropriation, or theft of the Licensed Technology shall be apportioned as follows: (a) each Party shall first recover an amount that is equal to or in direct proportion to the total costs and expenses incurred by such Party directly related to the prosecution of such action or proceeding, (b) each Party shall then recover an amount equal to or in direct proportion to each Party’s lost profits, and (c) the remainder shall then be paid to the Party prosecuting the action.
Section 4.2 Third Party Infringement Suit.
     If a Third Party sues either Licensee or any of its Affiliates alleging that such Licensee’s use of the Licensed Technology infringes or will infringe the Third Party’s patent, then such Licensee may, in its sole discretion, elect to defend such suit. Upon Licensee’s request and in connection with Licensee’s defense of any such Third Party infringement suit, Licensor shall provide reasonable assistance to Licensee for such defense at Licensee’s sole cost. Licensor shall not have any obligation to defend such Licensee against any claim by any Third Party that any of Licensee’s activities infringes the Third Party’s patent.
ARTICLE V
ASSIGNMENT
Section 5.1 No Assignment.
     Except as set forth below, this Agreement is personal to the Parties, and the Parties may not assign this Agreement or any right or obligation under this Agreement without the prior written consent of the other Parties. Any assignment or transfer in violation of this Section 5.1 shall be null and void. Notwithstanding the foregoing, the Parties may assign this Agreement (as well as all rights and obligations under same) without the consent of the other Parties to the extent such assignment is part of a sale of all, or substantially all, of the assigning Party’s business to which this Agreement relates. Subject to the foregoing, this Agreement shall be binding upon and enure to the benefit of the Parties and their permitted successors and assigns.
ARTICLE VI
MISCELLANEOUS PROVISIONS
     Section 6.1 Representations and Warranties.

          (a) Licensor represents and warrants as of the Effective Date that (i) Licensor or one of its Affiliates owns the Swift Patents and has the right to grant releases and licenses with respect to the Swift Patents.
          (b) Nothing contained in this Agreement shall be construed as:
               (i) a warranty or representation by Licensor that the Swift Patents are valid and/or enforceable;
               (ii) a warranty or representation by any Party that any manufacture, sale, use or other disposition of products by the other Parties has been or will be free from infringement of any Third Party;
               (iii) an agreement by any Party to bring or prosecute actions or suits against Third Parties for infringement;
               (iv) conferring any right to the other Parties to use in advertising, publicity or otherwise, any trademark, trade name or names of any Party or any contraction, abbreviation or simulation thereof without the prior written consent of the other Parties;
               (v) conferring by implication, estoppel or otherwise, upon any Party, any right or license under other patents except for the rights and licenses expressly granted hereunder; or
               (vi)an obligation to furnish any technical information or know-how.
Section 6.2 Confidentiality.
     From and after the Effective Date, none of the Parties shall disclose the existence or terms of this Agreement without the prior written consent of the other Parties except:
          (a) to any governmental body having jurisdiction and specifically requiring such disclosure;
          (b) in response to a valid subpoena or as otherwise may be required by law;
          (c) for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations;
          (d) to a Party’s accountants, legal counsel, tax advisors and other financial and legal advisors, subject to obligations of confidentiality and/or privilege;
          (e) as required during the course of litigation and subject to protective order; provided however, that any production under a protective order would be protected under an “Attorneys Eyes Only” or higher confidentiality designation;

          (f) in confidence, in connection with a proposed merger, acquisition or similar transaction;
provided, however, that prior to any such disclosure pursuant to paragraph (b) hereof, the Party seeking disclosure shall notify the other Parties and, that prior to any such disclosure pursuant to paragraphs (b) and/or (e) hereof, take all reasonable actions in an effort to minimize the nature and extent of such disclosure. Notwithstanding the above, the Licensees shall be entitled to disclose that they have been granted licenses to the Swift Patents.

Section 6.3 Notices.
     All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier with package tracing capabilities or by registered or certified airmail, postage prepaid, addressed as follows:
If to Swift Beef Company:
Swift Beef Company
1770 Promontory Circle
Greeley, Colorado 80634
Attention: Donald F. Wiseman
Telecopier No.: (970) 506-8323
with a copy to:
Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201-2975
Attention: Christine A. Hathaway
Telecopier No.: (214) 999-7714
If to XL Foods Inc. or XL Four Star Beef Inc.:
XL Foods Inc.
#303, 13220 St. Albert Trail
Edmonton, Alberta, Canada T5L 4W1
Attention: Chief Financial Officer
Telecopier No.: (780) 479-8469
with a copy to:
Corbett Smith Bresee LLP
10056 – 101A Avenue
Edmonton, Alberta, Canada T5J 0C8
Attention: Robert T. Anderson
Telecopier No.: (780) 428-1107

     Such notices shall be deemed to have been served when received by addressee. Each Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.
Section 6.4 Public Announcements.
     No Party will issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties, except as may be required by such Party or its Affiliates under applicable laws or regulations or mutually agreed in advance (it being acknowledged and understood by the Licensees that Licensor may determine, in its sole discretion, whether disclosure of this Agreement and the transactions contemplated hereby is required pursuant to the reporting obligations of Licensor under the Securities Act of 1933 or the Securities Exchange Act of 1934).
Section 6.5 Entire Agreement; Amendment; Waiver.
     This Agreement and the Exhibit attached hereto constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto. This Agreement may be amended only in a writing signed by all Parties hereto. Any provision of this Agreement may be waived only in a writing signed by the Party to be charged with such waiver. No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement.
Section 6.6 Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
Section 6.7 Parties in Interest.
     This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 6.8 Governing Law; Jurisdiction.

     This Agreement shall be governed by and construed in accordance with, the internal laws of the State of Delaware. Any action brought in connection with the transactions contemplated by this Agreement shall be brought in the United States District Court for the District of Colorado, if federal jurisdiction is proper, or any state court in Colorado if a state court forum is proper. The Parties irrevocably consent to the jurisdiction of such court and waive any objections to venue or jurisdiction.
Section 6.9 Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 6.10 Rules of Construction.
     Each Party and its counsel cooperated in the drafting and preparation of this Agreement and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted any provision of this Agreement is of no application and is hereby expressly waived.

     IN WITNESS, WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective duly authorized officers.

SWIFT BEEF COMPANY
Licensor

By:

Name:

Title:

XL FOODS INC.
Licensee

By:

Name:

Title:

XL FOUR STAR BEEF INC.
Licensee

By:

Name:

Title:

Notary Page

STATE OF	)

	)	§§
COUNTY OF	)

     BEFORE ME, the undersigned authority, on this                      day of                                         , 2006, personally appeared                                                               , known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same of his own free will on behalf of Licensor for the purposes and consideration therein expressed.

Notary or Consular Officer
[SEAL]

STATE OF	)

	)	§§
COUNTY OF	)

     BEFORE ME, the undersigned authority, on this                      day of                                         , 2006, personally appeared                                                               , known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same of his own free will on behalf of XL Foods Licensee for the purposes and consideration therein expressed.

Notary or Consular Officer
[SEAL]

STATE OF	)

	)	§§
COUNTY OF	)

     BEFORE ME, the undersigned authority, on this                      day of                                         , 2006, personally appeared                                                            , known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same of his own free will on behalf of XL Four Star Licensee for the purposes and consideration therein expressed.

Notary or Consular Officer
[SEAL]

EXHIBIT E
Form of Supply Agreement
TRIM SUPPLY AGREEMENT
     This Trim Supply Agreement (this “Agreement”) is dated as of                     , 2006, (“Effective Date”) by and between Swift Beef Company, a Delaware corporation (“Swift”), and XL Four Star Beef Inc., a Delaware corporation (“Supplier”), each singularly a “party” and together the “parties” to this Agreement.
     In consideration of the terms, covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Swift and Supplier hereby agree as follows:
     1. Products. During the term of this Agreement and subject to the terms and conditions of this Agreement, Supplier shall sell to Swift, and Swift shall purchase from Supplier, various cuts and trimmings of fresh beef set forth on Schedule A (the “Products”) according to specifications set forth on Schedule A or as otherwise provided to Supplier by Swift (the “Specifications”). The parties may mutually agree in writing to amend Schedule A to add, substitute, delete or modify the Products or Specifications. The Products shall be supplied from either or both of Supplier’s processing facilities located in Omaha, Nebraska and Nampa, Idaho.
     2. Term. This Agreement shall be commence on the date hereof and continue for a period of 36 months (the “Term”), unless earlier terminated in accordance with this Agreement.
     3. Purchase Quantity. During the Term of this Agreement and subject to the terms and conditions of this Agreement, Swift shall purchase, and Supplier shall supply, the minimum quantity of Products as set forth on Schedule B (the “Minimum Purchase Quantity”) in the Product mix specified by Swift. In addition, during the Term of this Agreement and subject to the terms and conditions of this Agreement, Swift shall have the right but not the obligation to purchase, and Seller shall have the right but not the obligation to supply, up to the maximum quantity of Products as set forth on Schedule B (the “Maximum Purchase Quantity”) in the Product mix specified by Swift. The Minimum Purchase Quantity and Maximum Purchase Quantity shall be reviewed from time to time and may be amended upon the mutual written agreement of both parties. Swift’s purchase orders or releases shall be placed with such person(s) as are specified by Supplier.
     4. Price and Payment Terms. The purchase price of Products shall be as set forth on Schedule C. Supplier shall issue invoices to Swift upon shipment. Swift shall not be required to pay any late charge, interest, finance charge or similar charge. Payment terms, including discount periods, shall run from the latest of (a) the scheduled date for delivery or performance, (b) the actual date of delivery of conforming Products, or (c) the date on which

Swift receives a correct and conforming invoice from Supplier. If this Agreement or a purchase order or release do not specify the payment terms for the Products, then Swift shall pay for the Products within seven days of the actual delivery of conforming Products.
     5. Time of the Essence. Time of delivery is of the essence for each purchase order or release issued hereunder. Supplier shall immediately notify Swift if Supplier will not be able to perform, deliver or complete all or any part of Swift’s purchase order or release by the specified delivery date. Swift shall have the option, in its sole and absolute discretion, to cancel all or any part of its order, without obligation or liability to Supplier other than notice, if the ordered Products are not or will not be delivered by the specified delivery date. Any Products received by Swift after the specified delivery date shall be subject to Swift’s right of inspection and acceptance/rejection, and Swift shall not be obligated to accept further deliveries under such purchase order or release.
     6. Taxes. Swift shall pay all sales, use or similar taxes, assessments, fees or duties (“Taxes”) imposed on its purchases of Products from Supplier. Swift shall have no liability for Taxes measured or imposed upon Supplier’s income, payroll or property. If Swift is required to pay any Tax, then the correct dollar amount of the Tax shall be separately stated on Supplier’s invoice.
     7. Purchase Orders, Delivery and Force Majeure.
     (a) Supplier shall deliver the Products to Swift in the quantity and mix and at the time or times of delivery or performance and to the place or places of delivery specified in Swift’s purchase orders or releases. Swift reserves the right to pick up Products from Supplier’s slaughtering facilities. In such event, Supplier shall use its best efforts to load the vehicles of common carriers designated by Swift for such purposes as quickly as possible. In the case of a blanket purchase order, Supplier shall ship Products to Swift only after Supplier receives a release from Swift. A purchase order shall be considered accepted by Supplier if Swift does not receive written notice of non-acceptance within two business days after Supplier’s receipt of the order or, in the case of a blanket purchase order, within ten business days after Supplier’s receipt of the blanket order. Except as otherwise agreed to in writing, any forecasts provided to Supplier by Swift shall be non-binding and are provided to Supplier for informational purposes only.
     (b) Notwithstanding anything to the contrary in this Agreement, neither party shall be liable for any delay or failure to perform caused by unforeseeable events or circumstances beyond the control of the affected party, and without the affected party’s fault or negligence; provided, however, that the party affected shall promptly notify the other party of the extent and probable duration thereof and shall use its best efforts to remove or remedy such events or circumstances as quickly as possible. Such events or circumstances shall include, but are not limited to, acts of God, fires, floods, explosions, acts of terrorism, wars, insurrections, governmental actions or inaction, requests of a governmental authority, accidents, strikes, labor disputes or lockouts (collectively, a “Force Majeure Event”). If Swift experiences a Force Majeure Event that prevents it from using Products as ordered, then it may delay or cancel any purchase orders or releases for the Products that it is unable to use because of the Force Majeure Event until such time as it is again able to use the Products. If Supplier experiences a Force Majeure Event that delays its delivery of the Products, then Swift shall have the right, but not the obligation, to purchase substitute products from third parties on such terms and in such manner as Swift deems appropriate. Supplier shall cooperate with Swift in procuring substitute products from third parties. Swift and Supplier shall each pay their respective internal costs incurred in connection with Swift procuring substitute products from third parties. When used in this Agreement, the term “best efforts” shall mean the highest level of effort that a party would reasonably be expected to devote to its highest priority supplier or customer, as the case may be, in a similar situation.
     8. Non-Conforming Products. Swift may, acting reasonably, refuse to accept any Products that do not conform to Supplier’s representations, warranties and agreements about the Products, in which case, the Products shall not be considered to have been delivered by Supplier. Without limiting other rights and remedies available to it under this Agreement, Swift may, at its option, (a) return the non-conforming Products to Supplier, at Supplier’s risk and expense, and require Supplier to refund the purchase price, issue a credit in the amount of the purchase price, or promptly to replace the non-conforming Products with conforming Products, at Supplier’s risk and expense, or (b) if Supplier does not replace within a commercially reasonable period of time the non-conforming Products with conforming Products when required by Swift, retain the non-conforming Products, correct the non-conformity and charge Supplier the reasonable expenses of correcting the non-conformity or set off against any amount that Swift or any Affiliate of Swift owes Supplier the reasonable expenses incurred by Swift in making the correction.
     9. Excess, Installment and Early Deliveries. If Supplier delivers more Products than Swift ordered, then, unless otherwise agreed to in writing, Swift shall not have to pay for the excess, and Swift may, at Supplier’s risk and expense, either store the excess or return it to Supplier. Supplier shall deliver all of the Products with respect to a particular order in a single delivery and not in installments. Swift’s acceptance of a delivery that contains less than the required quantity shall not relieve Supplier of its obligation to deliver the balance of the ordered Products at the purchase price and on the other terms that this Agreement or a purchase order or release specifies. If Supplier delivers the Products before the scheduled delivery date, then Swift may, at Supplier’s expense and risk, either store them or return them to Supplier. Swift’s acceptance of an early delivery shall not change the payment terms.
     10. Export and Import Requirements. Upon Swift’s written request prior to shipment of Products intended for incorporation into products destined for export, Supplier shall prepare, maintain and, to the extent that that applicable law, regulation or customs authority requires it to do so, submit to the applicable customs authorities, all information and documentation that is necessary to comply with the applicable customs and export and import requirements of each country from which the Products will be exported and each country into which they will be imported, and Supplier shall comply with all other applicable customs requirements. Upon Swift’s request, Supplier shall promptly furnish to Swift copies of that information and documentation. Supplier shall be responsible for complying with all technical compliance and country of origin requirements of each country into which the Products are to be imported.
     11. Inspection and Tests. Swift’s employees or agents may at any time during Supplier’s normal business hours and upon reasonable prior notice to Supplier enter Supplier’s facilities or any other location where the Products are manufactured or Supplier’s operations are conducted generally to inspect and test the Products, Supplier’s process of manufacturing the Products and any raw materials or work-in-process that Supplier will use in the manufacture of the Products and Supplier’s operations generally, for the purpose of determining whether Supplier and the Products is, are and will be in compliance with the requirements of this Agreement, including, without limitation, Supplier’s warranties and representations. To the extent that Swift reasonably requests Supplier to do so, Supplier shall perform testing with respect to each shipment of the Products to determine whether the Products comply with the requirements of this Agreement. The reasonable expenses of such tests shall be borne by Swift, except for any routine standard tests that Supplier conducts which typically are not charged to customers by Supplier. The testing methods and procedures shall conform to the standards, specifications and other requirements (a) that Swift provides to Supplier, (b) that are prescribed by any applicable law or regulation or requirement of any governmental agency, or (c) that are otherwise agreed to in writing. Upon Swift’s request, Supplier shall furnish to Swift, before or upon delivery of the Products, a copy of the results of, and a certificate of analysis with respect to, each test. Supplier shall make a record of the date, time and results of each test and the testing procedure used and shall retain all inspection and test records for two years after the Products are delivered to Swift or for any longer period that Swift specifies. Upon Swift’s request, Supplier shall furnish copies of the records to Swift at no charge.
     12. Representations and Warranties.
     (a) Supplier represents and warrants to Swift, and agrees, that (i) Supplier has all necessary experience, qualifications, expertise, authority, licenses and permits to enable it to perform its obligations under this Agreement, (ii) this Agreement is the valid and binding obligation of Supplier, enforceable against Supplier in accordance with its terms, (iii) Supplier is and, at the time of each delivery of the Products will be, solvent, (iv) Supplier has not offered or given, and shall not offer or give, any gratuity or thing of value to any employee of Swift or of any Affiliate of Swift, (v) Supplier is and shall continue to be in compliance with all equal employment and affirmative action provisions of Executive Order 11246, the Vietnam Era Veterans’ Readjustment Assistance Act (“VEVRAA”) and Section 503 of the Rehabilitation Act of 1973 and all amendments and implementing regulations under the foregoing and (vi) Supplier is and shall continue to be in compliance with the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, as amended (“Bioterrorism Act”) and all regulations issued under it. Upon request, Supplier shall give Swift certificates of compliance with the foregoing requirements.
     (b) Swift represents and warrants to Supplier, and agrees, that (i) this Agreement is the valid and binding obligation of Swift, enforceable against Swift in accordance with its terms, (ii) Swift is and, at the time of each delivery of the Products will be, solvent, (iii) Swift has not offered or given, and shall not offer or give, any gratuity or thing of value to any employee of Supplier or of any Affiliate of Supplier and (iv) Swift is and shall continue to be in compliance with all equal employment and affirmative action provisions of Executive Order 11246, VEVRAA and Section 503 of the Rehabilitation Act of 1973 and all amendments and implementing regulations under the foregoing. Upon request, Swift shall give Supplier certificates of compliance with the foregoing requirements.

     13. Representations, Warranties and Agreements About the Products. Supplier represents and warrants to Swift, and agrees, that, at the time of delivery, the Products (a) shall be new, merchantable, of good material, workmanship and quality, and fit for human consumption, (b) shall be free from faults and defects, and (c) shall conform to all Specifications. Supplier further represents and warrants to Swift, and agrees, that the Products, their manufacture, packaging, labeling, branding and sale and any services shall comply with all applicable federal, state and local laws, rules, regulations, standards and orders, including, without limitation, the Fair Labor Standards Act of 1938, the Occupational Safety and Health Act of 1970, the Federal Food, Drug, and Cosmetic Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Fair Packaging and Labeling Act and the Poison Prevention Packaging Act of 1970, the Poultry Products Inspection Act, the Federal Meat Inspection Act, the Consumer Product Safety Act, and the Bioterrorism Act, each as amended. Upon Swift’s request, Supplier shall give Swift certificates of compliance with the foregoing laws, regulations, standards and orders. Supplier shall promptly furnish to Swift all information and copies of documents that Supplier receives from an end-user of the Products, a government agency, an employee or agent of Supplier or any other person or source and that suggests or indicates that the Products may not conform to the foregoing requirements. Supplier irrevocably guarantees to Swift that the Products included in each shipment or other delivery made by Supplier to, or to the order of, Swift, as of the date of delivery, will not be, on that date, adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, as amended, including its food and color additive amendments (the “Act”), or within the meaning of any applicable state or local law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of such delivery, and will not be an article that may not, under the provisions of Sections 404, 505, or 512 of the Act, be introduced into interstate commerce.
     14. Indemnity.
     (a) Supplier shall indemnify, defend and hold Swift, its Affiliates and all of their respective directors, officers, employees and agents harmless from and against all claims, liabilities, costs, damages, losses, judgments for damages or expenses (including reasonable attorney’s fees and other legal expenses) (“Losses”) caused by, arising out of, or resulting from (i) any breach by Supplier of its representations, warranties or obligations in this Agreement or any purchase order or release, (ii) any claim that the Products infringe any patent, copyright, trademark, trade dress, service mark, trade secret or other intellectual property right of any third party, (iii) any death, injury or damage to person or property caused by a breach of Supplier’s representations or warranties or the failure to perform its obligations under this Agreement, or (iv) any contract or commitment entered into by Supplier with any third party that provides materials or services to Supplier in connection with the manufacture of the Products; provided, however, that Supplier shall have no liability to Swift for any such Losses to the extent caused by the negligence or misconduct of Swift in handling the Products or producing and selling products incorporating the Products. Notwithstanding anything contained in this indemnity, the maximum dollar amount payable by Supplier with respect to any one occurrence shall be the sum of $5,000,000.00.
     (b) Swift agrees to defend, indemnify and hold Supplier, its Affiliates and all of their respective directors, officers, employees and agents, harmless from and against all Losses to the extent that such Losses are caused by, arise out of, or result from (i) any breach by Swift of its representations, warranties or obligations in this Agreement or any purchase order or release, (ii) any claim that products produced by Swift incorporating the Products infringe any patent, copyright, trademark, trade dress, service mark, trade secret or any other intellectual property right of any third party, or (iii) the negligence or misconduct of Swift in handling the Products or producing and selling products incorporating the Products. Notwithstanding anything contained in this indemnity, the maximum dollar amount payable by Swift with respect to any one occurrence shall be the sum of $5,000,000.00.
     (c) Swift and Supplier shall have the right, at their expense, to participate with the other in the defense of any claim and shall make good faith efforts to cooperate with each other in defending and settling any claim. When used in this Agreement, an “Affiliate” of an individual or entity shall mean at any time any corporation, limited liability company, partnership or other entity or individual that then controls, is controlled by, or is under common control with, such individual or entity, and “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the entity.
     (d) The indemnity set forth in this Section 14 shall be the parties’ sole and exclusive remedy with respect to any and all Losses. Notwithstanding the foregoing, nothing herein shall prevent either of the parties hereto from bringing an action based upon allegations of fraud or intentional misrepresentation with respect to the other party in connection with this Agreement.
     15. Termination. Either party may terminate this Agreement and any purchase order or release issued by Swift to Supplier (a) upon written notice if the other party materially breaches any of the terms of this Agreement and does not cure the breach and all intervening material breaches within seven days after the non-breaching party delivers written notice of the breach to the breaching party (provided that if Supplier fails to deliver Products in accordance with the terms of this Agreement or a purchase order or release and Swift has obtained substitute products from an alternate supplier in accordance with this Agreement within such seven-day period, Supplier may not cure such breach by subsequently delivering such Products and Swift shall not be entitled to terminate this Agreement under this Section 15(a) as a result of this breach), (b) immediately upon written notice if the other party commits multiple or repeated material breaches of any of the terms of this Agreement, even if such breaches are remedied within the applicable cure periods, or (c) immediately without notice if the other party becomes insolvent, has ceased its business, becomes subject to bankruptcy or insolvency proceedings, or admits in writing its inability to pay its debts as they become due. In the case of a breach not cured by the breaching party as provided in this Section 15, written notice of termination may be effective immediately or at a specifically identified time in the future, but in any event no more than 90 days after the end of the applicable cure period. The effective time of termination may be the same or different for each purchase order or release terminated. The expiration or termination of this Agreement shall not affect any of the provisions of this Agreement that by their nature are intended to continue after termination, including, without limitation: Section 13 (Representations, Warranties and Agreements About the Products), Section 14 (Indemnity), Section 15 (Termination), Section 16 (Limitation on Liability), Section 17 (Product Recall), Section 21 (Confidentiality and Non-Use), Section 22 (Intellectual Property) and Section 24 (Setoff).

     16. Limitation on Liability.
     (a) If Supplier breaches this Agreement and such breach does not result in Swift’s termination of this Agreement pursuant to Section 15 of this Agreement, Swift’s damages shall be any cost to “cover” equal to (i) the difference between the purchase price of the Products determined in accordance with Section 4 of this Agreement and the cost at which Swift purchases substitute products from third parties due to such breach and (ii) incidental damages, including incremental freight costs, to the extent permitted by applicable law. Supplier shall have no liability for damages in the form of future lost business, damage to goodwill or reputation, and/or degradation in value of brands, trademarks, trade names, service names or service marks of the other party (collectively, “Future Consequential Damages”). The foregoing exclusion with respect to Future Consequential Damages shall not apply to any breach of Section 21 (Confidentiality and Non-Use) or Section 22 (Intellectual Property).
     (b) If Swift breaches this Agreement and such breach does not result in Supplier’s termination of this Agreement pursuant to Section 15 of this Agreement, Supplier’s damages shall be equal to the difference between the purchase price of the Products determined in accordance with Section 4 of this Agreement and the price at which Supplier sells the Products to third parties due to such breach. Swift shall have no liability to Supplier for Future Consequential Damages. The foregoing exclusion with respect to Future Consequential Damages shall not apply to any breach of Section 21 (Confidentiality and Non-Use) or Section 22 (Intellectual Property) but shall apply to claims under Section 14 (Indemnity).
     (c) If Swift terminates this Agreement pursuant to Section 15 of this Agreement, then Swift shall not be entitled to any Future Consequential Damages, but only the following damages in addition to any other rights or remedies provided by this Agreement: an amount equal to the Minimum Purchase Quantity for the Products during the period beginning on the date of termination and ending on the earlier of (i) the scheduled expiration of this Agreement, or (ii) 180 days from the date of termination (the “Covered Period”) multiplied by the difference between the purchase price of the Products determined in accordance with Section 4 of this Agreement and the cost at which Swift purchases substitute products from third parties during the Covered Period. Each party shall use its best efforts to mitigate such damages.
     (d) If Supplier terminates this Agreement pursuant to Section 15 of this Agreement, then Supplier shall not be entitled to any Future Consequential Damages, but only the following damages in addition to any other rights or remedies provided by this Agreement: an amount equal to the Minimum Purchase Quantity for the Products during the Covered Period multiplied by the difference between the purchase price of the Products determined in accordance with Section 4 of this Agreement and the price at which Supplier sells the Products to third parties during the Covered Period. Each party shall use its best efforts to mitigate such damages.
     17. Product Recall. If a governmental agency declares that any of the Products or any ingredient of, or any material included in, any of the Products or any packaging or supplies used in connection with the Products is or may be adulterated or misbranded within the meaning of the Act or not in compliance with any other applicable federal, state or local law, rule, regulation, standard or order, or is or may be otherwise unsafe or unfit for the intended use of the Products, then, without limiting other rights and remedies that are available to Swift under this

Agreement, (a) Swift or Supplier, as the case may be, shall give the other party written notice of any such declaration and shall furnish to the other party copies of the declaration and of all relevant notices, documents and correspondence, (b) Supplier shall stop including or using the ingredient, material, packaging or supplies in or in connection with the Products, (c) Swift shall have the right, in addition to any other rights and remedies provided by this Agreement, to temporarily cease its purchases of the Products from Supplier under this Agreement, without liability to Supplier, and require Supplier to discontinue producing the Products for Swift by giving written notice to Supplier, which shall be effective immediately or on any later date that the notice specifies, (d) Swift shall have the right (i) to field correct, withdraw or recall (i.e. purchase or repurchase) all of such Products, and any products made with or produced by such Products, from its customers and end-users and any others having possession of such Products, and Supplier shall reimburse Swift for all reasonable costs that Swift incurs in doing so and shall assist Swift and any applicable governmental agency in the field correction, withdrawal or recall, to the extent that Swift requires Supplier to do so, including, without limitation, developing a field correction, withdrawal or recall strategy and preparing and furnishing reports, records and other information, and (ii) to return to Supplier, at Supplier’s risk and expense, all such Products that Supplier shall have previously delivered to Swift and to require Supplier to refund the purchase price to Swift, whether or not Swift would then have the right under applicable law to reject or to revoke acceptance of such Products, (e) if Swift has temporarily ceased its purchases of the Products under this Agreement and required Supplier to discontinue producing the Products for Swift and Supplier demonstrates to Swift’s reasonable satisfaction that there is a safe and fit substitute for any such ingredient, material, packaging or supplies and that the substitute conforms to all of the requirements of this Agreement and that Supplier can and will use the substitute in or in connection with the Products, then Supplier may resume producing the Products for Swift and Swift will reinstate its purchases of the Products from Supplier in accordance with this Agreement, except that Supplier shall use the substitute, and (f) whether or not Swift reinstates its purchases of the Products under this Agreement, Swift shall be entitled to damages that it incurs by reason of the declaration by the governmental agency and/or such good faith belief by Swift and any resulting field correction, withdrawal or recall, in addition to any other rights and remedies provided by this Agreement, subject to the limitation on liability set forth in Section 16 (Limitation on Liability). Supplier shall have no liability to Swift for any such damages to the extent caused by the negligence or misconduct of Swift in producing and selling products incorporating the Products.
     18. Insurance. Supplier shall maintain in effect, at Supplier’s expense, the following types of insurance with the following minimum limits of coverage: (a) commercial general liability insurance that will protect Supplier and Swift from any and all claims and liabilities arising from property damage, personal injury, bodily injury or death, to any person, that arises from the Products, their use or any activities connected with the Products, with limits of at least $5,000,000 per occurrence, (b) employers’ liability insurance with limits of at least $2,000,000 per occurrence, and (c) workers’ compensation insurance within statutory limits. All insurance that this Agreement requires shall be issued by insurers having an A.M. Best financial rating of “A-” or better. Supplier shall cause Swift to be named as an additional insured under each of the policies evidencing the insurance, except employers’ liability and workers’ compensation. Upon Swift’s request, Supplier shall furnish to Swift certificates of insurance evidencing the insurance. The policies shall provide that the insurer will provide Swift with 30 days prior written notice of cancellation or material modification of the policies.

     19. Prepayment. If Swift pays any part of the purchase price of the Products before Supplier delivers them to Swift, then (a) title (but not risk of loss) to the Products shall pass to Swift upon identification of the Products, (b) to the extent necessary to protect Swift’s title to the Products, Supplier grants Swift a security interest in the Products to secure Supplier’s obligation to deliver them to Swift and all of Supplier’s other present and future obligations to Swift, and (c) to the extent reasonably practicable under the terms of its credit facilities, Supplier shall obtain from each person that holds a security interest in or lien upon the Products a written agreement releasing that security interest or lien or subordinating it to Swift’s interest in the Products.
     20. Services. If Supplier’s delivery of the Products involves the services or activities of its employees or subcontractors at the place of delivery specified in Swift’s purchase orders or releases, then (a) Supplier shall at all times enforce strict discipline and maintain good order among all persons engaged in such services or activities and shall cause them to comply with all fire prevention, health, environmental and safety rules and regulations at the place of delivery, (b) Supplier shall comply with any special work conditions set forth in this Agreement or attached to Swift’s purchase order or release or otherwise agreed to in writing, and (c) Supplier’s performance of such services and activities shall not interfere with Swift’s business or pose any danger to Swift’s employees or agents. With respect to any such services or activities, (a) Supplier shall be an independent contractor, and neither Supplier nor any of Supplier’s employees or agents shall be considered employees or agents of Swift, and (b) Supplier shall furnish or obtain, at Supplier’s expense, all labor, materials, equipment, transportation, facilities, permits, licenses, bonds and other items that are necessary to perform the services or activities.
     21. Confidentiality and Non-Use. Each party shall maintain the confidentiality of, and shall not disclose or use or permit to be disclosed or used or to be viewed by any third party, any information concerning the other party’s business, operations or activities, including, without limitation, information concerning such party’s present or proposed products, product developments, plans, strategies, finances, know-how, sales, customers, marketing or sales techniques (“Confidential Information”), except that a party may disclose Confidential Information to a third party (other than a competitor of the other party or an Affiliate of a competitor) to the extent (a) disclosure is necessary in order for the party to perform its obligations under this Agreement, or (b) that such information was publicly available, or available from a source that was not under a duty of confidentiality to a party. In addition, a party may disclose Confidential Information to the extent required by law, in which case, the disclosing party shall notify the other party of such requirement prior to such disclosure, use diligent efforts to limit any such compelled disclosure and retain as much confidential treatment of the other party’s Confidential Information as is reasonably possible. If either party breaches or threatens to breach this Section, then the other party’s remedies at law will be inadequate. Therefore, the non-breaching party shall have the right of specific performance or injunctive relief, or both, in addition to any and all other remedies and rights at law or in equity.
     22. Intellectual Property. All information relating to research and development, inventions, discoveries, improvements, methods and processes, know-how, expertise, compositions, works, concepts, designs, ideas, prototypes, writings, notes and patent applications, whether patentable or unpatentable, and all trademarks, trade names, trade dress, service names, service marks and trade secret rights (collectively, “Intellectual Property”), created, conceived, owned or developed by a party before the date of this Agreement, including, without limitation, all proprietary rights therein, shall be the sole property of such party. All Intellectual Property that Supplier creates or develops exclusively in the course of Supplier’s design or development of the Products for Swift, including all proprietary rights therein, shall be Swift’s sole property, and Supplier assigns, and agrees to assign, to Swift all right, title and interest that Supplier now has or in the future acquires in such Intellectual Property. Except as otherwise provided in this Agreement or otherwise agreed to in writing, all copyrightable works that Supplier creates or develops in the course of Supplier’s design or development of the Products for Swift shall be considered “works made for hire” within the meaning of the federal Copyright Act of 1976, as amended, and under the equivalent laws of any other country. To the extent that any such copyrightable work is not considered a “work made for hire,” it shall be the sole property of Swift, and Supplier assigns, and agrees to assign, to Swift all right, title and interest that Supplier now has or in the future acquires in it and in all copyright rights in it. If the Products or their design are subject to any pre-existing patent rights or other proprietary rights that Supplier holds, then Supplier shall inform Swift of such rights and shall grant to Swift an irrevocable, non-exclusive, royalty-free license of such patent and other proprietary rights to the extent necessary in connection with the Products purchased from Supplier. This license is in addition to all licenses impliedly granted to Swift as a purchaser of the Products. Neither party shall use the other party’s name or any trademark, trade name, service mark or trade dress that the other party owns or that is licensed to the other party, without the other party’s written consent.
     23. Assignment.
     (a) Supplier shall not assign or otherwise transfer, including by operation of law, or otherwise delegate or subcontract its performance under, this Agreement or any purchase order or release without Swift’s prior written consent, which consent shall not be unreasonably withheld. When used in this Section 23(a), a “transfer” includes (i) a sale or transfer of all or substantially all of Supplier’s assets and (ii) any other transaction, occurrence or circumstance that results in control of Supplier being held by one or more individuals or entities other than the individuals or entities that have control of Supplier on the date of this Agreement.
     (b) Swift shall not assign or otherwise transfer, or otherwise delegate or subcontract its performance under, this Agreement or any purchase order or release without Supplier’s prior written consent, which consent shall not be unreasonably withheld; provided, however that Swift may assign its rights and obligations hereunder to (i) any of its Affiliates or (ii) any individual or entity in connection with a sale of the cattle processing business of Swift & Company.
     (c) Unless otherwise agreed to in writing, either party’s consent to any assignment or transfer of this Agreement or any purchase order or release shall not relieve the other party from responsibility for performance of its obligations under this Agreement or any purchase order or release. This Agreement shall be binding on the parties’ respective permitted successors and assigns.
     24. Setoff. Swift may deduct, recoup and set off any amounts that Swift at any time owes to Supplier from and against any damages or other amounts that Supplier or any Affiliate of Supplier then owes to Swift, whether under this Agreement or otherwise and whether or not

Supplier shall have assigned to another (an “Assignee”) its rights to receive amounts that Swift is required to pay under this Agreement; provided, however, that an amount shall not be deemed to be owed by Supplier to Swift unless Supplier acknowledges the indebtedness or it is determined to be owing by a court of competent jurisdiction. All such rights of an Assignee shall be subject to all of the terms of this Agreement and to all claims and defenses that Swift at any time has against Supplier, whether arising under this Agreement or otherwise.
     25. Relationship of Parties. The relationship between Supplier and Swift is and will be that of seller and buyer and not a joint venture, partnership, principal-agent, broker, sales representative or franchise relationship.
     26. Complete Agreement. Supplier has not made any promises or representations to Swift, and Swift has not made any to Supplier, that are not in this Agreement. This Agreement replaces and supercedes all previous agreements between Swift and Supplier covering the supply of the Products. No terms or conditions in any Supplier document, such as Supplier’s acknowledgement, shall be binding on Swift without Swift’s express written consent. No preprinted terms or conditions in any Swift document, such as Swift’s purchase order, shall be binding on Supplier without Supplier’s express written consent.
     27. Waiver. Each party shall continue to have all of its rights under this Agreement even if it does not fully and promptly exercise them on all occasions. A party’s failure to exercise, or a party’s waiver of, a right or remedy on one occasion is not a waiver of that right or remedy with respect to any future occasion.
     28. Severability. The provisions of this Agreement are severable, and if any provision is unenforceable, then the remaining provision shall continue in full force and effect.
     29. Notices. Any notice or other communication that is required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by telecopier, by a nationally-recognized overnight delivery service or by certified mail, return receipt requested, addressed to Swift or Supplier, as applicable, at the following address:

To Swift:	Swift Beef Company 1770 Promontory Circle
Greeley, Colorado 80634
Attn: General Counsel
Facsimile: (970) 506-8323

With a Copy To:	Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Ave., Suite 3700
Dallas, TX 75201
Attn: Christine Hathaway
Facsimile: (214) 999-7714

To Supplier:	XL Four Star Beef Inc.
#303, 13220 St. Albert Trail
Edmonton, Alberta, Canada T5L 4W1
Attention: Chief Financial Officer
Facsimile: (780) 479-8469

With a Copy To:	Corbett Smith Bresee LLP
Barristers & Solicitors
10056 — 101A Avenue
Edmonton, Alberta T5J 0C8
Attention: Robert T. Anderson
Facsimile: (780) 428-1107
     30. Applicable Law. This Agreement and any purchase order or release shall be governed by, and interpreted according to, the law of the State of Delaware, without reference to its choice of law provisions.
     31. Amendment. Any change in, or waiver of, any provision of this Agreement or a purchase order or release must be contained in a writing signed by an authorized officer of the parties.
     32. Quality, Cost and Delivery Competitiveness. Supplier understands that for Swift to remain competitive, Swift must continuously improve its product quality, cost and delivery competitiveness and that Supplier’s cooperation is critical in connection with Swift’s efforts in this regard. Supplier agrees to (a) make all commercially reasonable efforts to improve the quality of the Products and to take advantage of cost savings technologies and other cost reduction opportunities, and (b) work with Swift to continuously improve the accuracy of Product delivery or performance schedules in order to assist Swift in maintaining a competitive cost position. When Supplier invests resources to produce value improvements in the Products or cost reductions in connection with the manufacture of the Products that result in savings to Swift, Swift and Supplier shall share the benefits. The allocation of benefits shall be agreed upon in writing on a case-by-case basis.
     33. No Derivative Classification. This Agreement is intended to provide a supply of Products to Swift for Swift to use in the normal course of its business to manufacture and sell processed meat products. It is the intention of the parties that this Agreement only be used by Swift to take physical delivery of the Products under the terms and conditions of this Agreement and that this Agreement will not be transferred to a third party by either party in exchange for a net cash payment as settlement of some or all of the open purchase commitments under this Agreement. The parties have reviewed the terms and conditions of this Agreement and have concluded that it does not meet the definition of a derivative under Financial Accounting Standards Board Opinion No. 133 (FAS133). It is further the intention of the parties that this Agreement not meet the definition of a derivative under FAS133. Accordingly, if, as a result of a change in the accounting practices followed by a party, this Agreement would meet the definition of a derivative under FAS133, the parties agree to work together in good faith to make such modifications to this Agreement as are necessary to avoid this Agreement being characterized as a derivative under FAS133.

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed as of the day and year first above written.

SWIFT BEEF COMPANY

By:

Name:

Title:

XL FOUR STAR BEEF INC.

By:

Name:

Title:

EXHIBIT F
Form of Trademark Assignment Agreement
TRADEMARK ASSIGNMENT
     This Trademark Assignment (the “Assignment”) is to be effective as of                     , 2006, and is entered into by and among Swift Brands Company, a Delaware corporation (“Assignor”), and                                                             , a                      corporation (“Assignee”).
     WHEREAS, Assignor, having its principal offices at 1770 Promontory Circle, Greeley, Colorado 80634, U.S.A., is the owner of any rights that Assignor may have acquired by virtue of its use of the trademark(s) listed on Exhibit A attached hereto (collectively, the “Marks”) and Assignor is the owner of record of the registration(s) and/or application(s) for registration listed on Exhibit A;
     WHEREAS, Assignee, having its principal offices at                                                             , is desirous of acquiring all right, title and interest in and to said Marks as part of the Asset Purchase Agreement between XL Foods Inc., a Canadian corporation, and Swift Beef Company, a Delaware corporation, dated April 12, 2006.
     NOW THEREFORE, be it known that for Ten Dollars (US$10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in and to said Marks, together with the goodwill of the business symbolized by said Marks, any future registrations of said Marks, and all common law rights associated with said Marks, and any and all causes of action and other rights assertable under said Marks, the right to sue third parties for infringement of or improper activities regarding said Marks, and the right to enjoy all of the monetary benefits obtained as a result of any such litigation, the same to be held and enjoyed by Assignee, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by Assignor had this Assignment not been made.
     Signed this                      day of                     , 2006.

SWIFT BRANDS COMPANY
Assignor

By:

Name:

Title:

Assignee

By:

Name:

Title:

F-1

STATE OF	)

)§§
COUNTY OF	)

     I,                                         , Notary Public, do hereby certify that                                         , personally appeared before me, and, upon being duly sworn by me, stated and swore to the following: That he/she is the duly appointed                                         , legally constituted for a period of tenure not yet expired, that he/she is duly appointed and empowered to execute the Trademark Assignment attached hereto for the purposes and consideration therein expressed, and acknowledged that the same was the act of the Assignor.
IN WITNESS WHEREOF, I have hereunto set my hand and notarial seal this                      day of                                         , 2006.

Notary Public

My Commission Expires:

STATE OF	)

)§§
COUNTY OF	)

     I,                                         , Notary Public, do hereby certify that                                                 , personally appeared before me, and, upon being duly sworn by me, stated and swore to the following: That he/she is the duly appointed                                          , legally constituted for a period of tenure not yet expired, that he/she is duly appointed and empowered to execute the Trademark Assignment attached hereto for the purposes and consideration therein expressed, and acknowledged that the same was the act of the Assignee.
IN WITNESS WHEREOF, I have hereunto set my hand and notarial seal this                      day of                                         , 2006.

Notary Public

My Commission Expires:

F-2

EXHIBIT G
Form of Transition Services Agreement
TRANSITION SERVICES AGREEMENT
     This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of                     , 2006, by and between Swift Beef Company, a Delaware corporation (“Swift”), and XL Foods Inc., a Canadian corporation (“Buyer”). All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to them in the Asset Purchase Agreement, dated April 12, 2006, by and between Swift and Buyer (the “Asset Purchase Agreement”).
RECITALS
     WHEREAS, Swift has been or is currently engaged in the business of processing non-fed cattle at (1) its Omaha, Nebraska facility (the “Omaha Business”) and (2) prior to August 5, 2005, its Nampa, Idaho facility (the “Nampa Business” and, together with the Omaha Business, the “Business”);
     WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to purchase certain assets used in, and to assume certain liabilities of, the Business, and following the Closing Date, Buyer will own and operate the Business;
     WHEREAS, Swift has provided certain services to the Business in the past; and
     WHEREAS, in order to support the continued and uninterrupted operation of the Business following the Closing Date, Swift and Buyer desire to enter into this Agreement, pursuant to which Swift will provide, for the time periods and consideration described below, certain of the services that have been provided by Swift to the Business prior to the Closing Date.
TERMS AND CONDITIONS
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Swift and Buyer hereby agree as follows:
1. PROVISION OF SERVICES
          1.1 Agreement. Upon the terms and subject to all of the conditions contained herein, Swift hereby agrees to provide to Buyer the Transition Services (as defined below).
          1.2 Transition Services. In this Agreement, the term “Transition Services” shall mean and refer to all those services listed or referenced on Annex A hereto, as well as any other services that may be mutually agreed to in writing by Swift and Buyer.

          1.3 Transition Period. Swift shall provide the Transition Services to Buyer during the period (the “Transition Period”) that shall commence on the date hereof and shall, with respect to each particular Transition Service, continue for a period of 30 days unless another period is set forth on Annex A hereto for that particular Transition Service. The Transition Period with respect to any specific Transition Service may be extended by mutual written agreement of both parties.
     2. PAYMENT FOR SERVICES
          2.1 Swift shall provide the Transition Services at no cost to Buyer except as otherwise specified on Annex A. Swift shall issue any invoices on a monthly basis in respect of any Transition Services provided by it hereunder for which a fee is payable, which invoices shall set forth a general description of the Transition Services provided during such month and identify the fees to be paid with respect to each Transition Service, and such invoices shall be paid in accordance with instructions provided by Swift. Payment for the Transition Services provided hereunder shall be due 30 days following receipt of the invoice by Buyer. Transition Services charged on a monthly basis that are provided for partial periods shall be charged for pro rata, based on a 30-day month. This Section 2.1 shall survive any termination of this Agreement with respect to services performed pursuant to this Agreement for which Swift has not yet been paid.
     3. LIABILITY AND INDEMNIFICATION
          3.1 Swift, Swift’s affiliates, each of the respective directors, officers, employees and agents of the foregoing (in the aggregate, the “Swift Group”) shall not be liable for any claims, demands, suits, causes of action, losses, damages, liabilities and cost, including the attorney’s fees and costs of litigation, (“Claims”) arising out of or resulting from the services provided by the Swift Group under the terms of this Agreement, except for matters caused by or resulting from the gross negligence or willful misconduct of the Swift Group. Buyer shall fully protect, indemnify, and defend the Swift Group and hold them harmless from and against any and all Claims arising out of or resulting from the services provided by the Swift Group under the terms of this Agreement, regardless of cause or of any negligent acts or omissions of the Swift Group, other than matters caused by or resulting from the gross negligence or willful misconduct of the Swift Group.
     4. PERSONNEL OF SWIFT
          4.1 At Buyer’s request, Swift shall make reasonable efforts to facilitate consultation by telephone or email between Buyer’s and Swift’s employees providing Transition Services hereunder; provided that with respect to any particular Transition Service, Buyer’s contact at Swift shall be the individual or individuals set forth on Annex A for that Transition Service. Buyer’s requests for Transition Services must be made upon reasonable advance notice to ensure that Swift’s performance of the Transition Services will not significantly disrupt Swift’s business operations. Buyer agrees that the duration of each consultation provided as a Transition Service must not require an unreasonable amount of Swift personnel time and, in general, the parties intend that such consultations will be limited to one hour or less.

     5. FORCE MAJEURE
          5.1 In the event that Swift is unable to perform any of its obligations under this Agreement by reason of Force Majeure (as defined below), the affected obligation of Swift shall be suspended and excused for the duration of such event of Force Majeure. The suspension of any obligation of Swift pursuant to this Section 5.1 shall not be deemed or construed to constitute a breach or default in the performance thereof, and Swift shall have no liability to Buyer or any affiliate of Buyer for any claims, demands, proceedings, charges, suits, losses, damages, debts, liabilities, deficiencies, costs or expenses that may be asserted against or incurred by Buyer or any affiliate of Buyer as a result of, arising out of or relating to the suspension of the affected obligation. As used in this Agreement, the term “Force Majeure” shall mean natural catastrophes, earthquakes, fires, floods, acts of God, riots, insurrections, civil disturbances, wars (whether declared or undeclared), acts of the public enemy, blockades, embargoes, boycotts, strikes, lockouts, labor unrest, explosions, accidents, breakdowns, curtailment or other inability to obtain power or other utilities, curtailment or other inability to obtain materials, supplies, equipment or transportation, governmental interference or restrictions, compliance with laws, governmental regulations, governmental or court decrees, orders or requests (whether valid or invalid), and any other cause or event (whether similar or dissimilar to the foregoing) that is beyond the reasonable control of Swift.
     6. GENERAL PROVISIONS
          6.1 Notice of Breach and Termination. In the event of a material breach of this Agreement by Swift, on the one hand, or Buyer, on the other hand, the party claiming the breach shall give written notice of such breach to the other party, which other party shall have 5 days to cure such breach or, if such breach cannot reasonably be expected to be cured within 5 days but is capable of cure within a commercially reasonable period of time, shall have 5 days to undertake all available and appropriate action to begin the cure of the breach and shall proceed as promptly as possible thereafter to effect the cure. In the event of such cure in accordance with the immediately preceding sentence, the notice of breach shall be rescinded. If, however, the breach is not cured as set forth herein, the party claiming the breach may then pursue any and all remedies available to it based on such uncured breach, including but not limited to the right to terminate this Agreement effective on a date of termination prior to the end of the relevant service periods established by the non-breaching party.
          6.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is given, on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, on the business day after delivery to a overnight service or the Express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or on the fifth day after mailing provided receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return-receipt requested, to the party as follows:
If to Swift, addressed to:

Swift Beef Company
1770 Promontory Circle
Greeley, Colorado 80634
Attn: General Counsel
Facsimile: (970) 506-8323
With a copy to:
Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Ave., Suite 3700
Dallas, TX 75201
Attn: Christine Hathaway
Facsimile: (214) 999-7714
If to Buyer, addressed to:
XL Foods Inc.
#303, 13220 St. Albert Trail
Edmonton, Alberta, Canada T5L 4W1
Attention: Chief Financial Officer
Facsimile: (780) 479-8469
With a copy to:
Corbett Smith Bresee LLP
10056-101A Avenue
Edmonton, Alberta, Canada T5J 0C8
Attention: Robert T. Anderson
Facsimile: (780) 428-1107
or to such other place and with such other copies as either party may designate as to itself by written notice to the others.
          6.3 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
          6.4 Assignment. Neither Buyer nor Swift may assign any of its rights or obligations hereunder without the prior written consent of the other party.
          6.5 Remedies. Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement is intended to be exclusive, and each party shall have all other remedies now or hereafter existing at law or in equity or by statute or otherwise, and the election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.
          6.6 Headings; Terms. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or subsection refers to the specified section or subsection of this Agreement. Any reference in this Agreement to a “business day” shall mean any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are closed. Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until or may be taken or given, on the next business day.
          6.7 Amendment and Modification. This Agreement may be amended, modified, supplemented, waived or otherwise modified or terminated only by written agreement of Swift and Buyer.
          6.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
          6.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
          6.10 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, without reference to its choice of law provisions.
          6.11 Lack of Authority. The parties acknowledge and agree that the relationship between Swift and Buyer established by this Agreement is for all purposes that of independent contractors, and that nothing contained in this Agreement shall be deemed or construed to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither party shall have the authority to commit the other party to any binding obligation or to execute, on behalf of the other party, any agreement, lease or other document creating legal obligations on the part of the other party, and neither party shall represent to any third party that it has such authority.
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     IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed as of the day and year first above written.

SWIFT BEEF COMPANY

By:

Name:

Title:

XL FOODS INC.

By:

Name:

Title: